Exhibit 10.21

EXECUTION COPY

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

Dated as of March 24, 2006

by and among

WASTE INDUSTRIES USA, INC.

AND ITS SUBSIDIARIES

(the “Borrowers”)

THE LENDING INSTITUTIONS PARTY HERETO

(the “Banks”)

and

BANK OF AMERICA, N.A., as Administrative Agent

BANC OF AMERICA SECURITIES LLC,

as Lead Arranger and Sole Bookrunner

WACHOVIA BANK, N.A., as Syndication Agent

BRANCH BANKING AND TRUST COMPANY, as Documentation Agent

TABLE OF CONTENTS

1. DEFINITIONS AND RULES OF INTERPRETATION.	1
1.1. Definitions.	1
1.2. Other Interpretive Provisions.	20
1.3. Accounting Terms.	21
1.4. Rounding.	21
2. THE REVOLVING CREDIT FACILITY.	22
2.1. Commitment to Lend.	22
2.2. Reduction and Increase of Total Commitment.	22
2.2.1. Reduction of Total Commitment.	22
2.2.2. Increase of Total Commitment; Term B Loan.	22
2.3. The Revolving Credit Notes.	26
2.4. Interest on Loans.	26
2.5. Election of Eurodollar Rate; Notice of Election; Interest Periods; Minimum Amounts.	26
2.6. Requests for Loans.	28
2.6.1. Funds for Revolving Credit Loans	28
2.7. Swing Line Loans; Settlements.	29
2.8. Repayment of the Revolving Credit Loans.	32
2.9. Mandatory Repayments of the Revolving Credit Loans and Swing Line Loans and Reimbursement Obligations.	32
2.10. Optional Prepayments of Revolving Credit Loans.	33
3. LETTERS OF CREDIT.	33
3.1. Letter of Credit Commitments.	33
3.1.1. Commitment to Issue Letters of Credit.	33
3.1.2. Letter of Credit Applications.	36
3.2. Reimbursement Obligation of the Borrowers.	37
3.3. Letter of Credit Payments.	37
3.4. Obligations Absolute.	38
3.5. Role of Issuing Bank.	39
3.6. Notice Regarding Letters of Credit.	40
3.7. Letters of Credit Amounts.	40
4. CERTAIN GENERAL PROVISIONS.	40
4.1. Fees.	40
4.2. Payments.	41
4.3. Computations.	42
4.4. Capital Adequacy.	42
4.5. Certificate.	42
4.6. Interest After Default.	43
4.6.1. Overdue Amounts.	43
4.6.2. Amounts Not Overdue.	43
4.7. Interest Limitation.	43
4.8. Eurodollar Indemnity.	43
4.9. Illegality; Inability to Determine Eurodollar Rate.	44
4.10. Additional Costs, Etc.	44
4.11. Replacement of Banks.	46
4.12. Concerning Joint and Several Liability of the Borrowers.	46

5. REPRESENTATIONS AND WARRANTIES.	49
5.1. Corporate Authority.	49
5.2. Governmental Approvals.	50
5.3. Title to Properties; Leases.	50
5.4. Financial Statements; Solvency; Fiscal Year.	50
5.5. No Material Changes, etc.	51
5.6. Permits, Franchises, Patents, Copyrights, etc.	51
5.7. Litigation.	51
5.8. No Materially Adverse Contracts, etc.	52
5.9. Compliance with Other Instruments, Laws, etc.	52
5.10. Tax Status.	52
5.11. No Event of Default.	52
5.12. Holding Company and Investment Company Acts.	52
5.13. Absence of Financing Statements, etc.	52
5.14. Employee Benefit Plans.	52
5.15. Use of Proceeds.	54
5.15.1. General.	54
5.15.2. Regulations U and X.	54
5.15.3. Ineligible Securities.	54
5.16. Environmental Compliance.	54
5.17. Subsidiaries.	55
5.18. True Copies of Charter and Other Documents.	56
5.19. Disclosure.	56
6. AFFIRMATIVE COVENANTS OF THE BORROWERS.	56
6.1. Punctual Payment.	57
6.2. Maintenance of Office.	57
6.3. Records and Accounts.	57
6.4. Financial Statements, Certificates and Information.	57
6.5. Corporate Existence and Conduct of Business.	58
6.6. Maintenance of Properties.	59
6.7. Insurance.	59
6.8. Taxes.	59
6.9. Inspection of Properties, Books, and Contracts.	60
6.10. Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits.	60
6.11. Environmental Indemnification.	60
6.12. Further Assurances.	61
6.13. Notice of Potential Claims or Litigation.	61
6.14. Notice of Certain Events Concerning Insurance and Environmental Claims.	61
6.15. Notice of Default, Material Change, etc.	62
6.16. New Subsidiaries.	62
6.17. Employee Benefit Plans.	62
7. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.	63
7.1. Restrictions on Indebtedness.	63

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7.2. Restrictions on Liens.	64
7.3. Restrictions on Investments.	66
7.4. Merger, Consolidation and Disposition of Assets.	67
7.4.1. Mergers and Acquisitions.	67
7.4.2. Disposition of Assets.	69
7.5. Sale and Leaseback.	69
7.6. Restricted Distributions and Redemptions.	69
7.7. Debt Modification, etc.	69
7.8. Employee Benefit Plans.	69
7.9. Negative Pledges.	70
7.10. Business Activities.	70
7.11. Transactions with Affiliates.	70
7.12. Transfer Rights.	71
7.13. Operating Leases.	73
8. FINANCIAL COVENANTS OF THE BORROWERS.	73
8.1. Funded Debt to EBITDA.	73
8.2. Senior Funded Debt to EBITDA.	73
8.3. Consolidated Net Worth.	74
8.4. Interest Coverage.	74
8.5. Capital Expenditures.	74
9. CLOSING CONDITIONS.	74
9.1. Corporate Action.	74
9.2. Loan Documents, etc.	74
9.2.1. Loan Documents.	74
9.2.2. Noteholders’ Documents and Consents.	74
9.3. Certified Copies of Charter Documents.	75
9.4. Incumbency Certificate.	75
9.5. Validity of Liens.	75
9.6. Perfection Certificates and UCC Search Results.	75
9.7. Certificates of Insurance.	75
9.8. Opinion of Counsel.	75
9.9. Payment of Fees.	75
9.10. Payoff.	76
9.11. Funded Debt to EBITDA on Closing Date.	76
9.12. Consents and Approvals.	76
10. CONDITIONS TO ALL BORROWINGS.	76
10.1. Representations True; No Event of Default.	76
10.2. Proceedings and Documents.	76
11. COLLATERAL SECURITY.	77
12. EVENTS OF DEFAULT; ACCELERATION; ETC.	77
12.1. Events of Default and Acceleration.	77
12.2. Termination of Commitments.	80
12.3. Remedies.	81
12.4. Distribution of Collateral Proceeds.	81
12.5. Acknowledgement Regarding the Intercreditor Agreement.	82
13. SETOFF.	82

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14. THE ADMINISTRATIVE AGENT.	84
14.1. Appointment of Administrative Agent, Powers and Immunities.	84
14.2. Exculpatory Provisions.	85
14.3. Reliance By Administrative Agent.	86
14.4. Indemnification.	87
14.5. Reimbursement.	87
14.6. Closing Documents.	88
14.7. Non-Reliance on Administrative Agent and Other Banks.	88
14.8. Resignation of Administrative Agent.	89
14.9. Action by the Banks, Consents, Amendments, Waivers, Etc.	89
14.10. Administrative Agent May File Proofs of Claim.	91
14.11. Documentation Agent and Syndication Agent.	92
15. EXPENSES.	92
16. INDEMNIFICATION.	93
17. SURVIVAL OF COVENANTS, ETC.	94
18. ASSIGNMENT AND PARTICIPATION.	94
19. PARTIES IN INTEREST.	99
20. NOTICES, ETC.	99
21. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.	101
21.1. Confidentiality.	101
21.2. Prior Notification.	102
21.3. Other.	102
22. MISCELLANEOUS.	102
23. ENTIRE AGREEMENT, ETC.	102
24. WAIVER OF JURY TRIAL.	103
25. GOVERNING LAW.	103
26. SEVERABILITY.	103
27. EXISTING CREDIT AGREEMENT SUPERSEDED.	104
28. NO ADVISORY OR FIDUCIARY RESPONSIBILITY.	104
29. USA PATRIOT ACT NOTICE.	105

-iv-

Exhibits

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Loan and Letter of Credit Request
Exhibit C	Form of Swing Line Note
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Designated Intercompany Debentures

Schedules

Schedule 1	Banks and Commitments
Schedule 5.7	Litigation
Schedule 5.16	Environmental Matters
Schedule 5.17	Subsidiaries
Schedule 7.1	Existing Indebtedness
Schedule 7.2	Existing Liens
Schedule 7.3	Existing Investments
Schedule 20	Administrative Agent’s Office; Certain Addresses for Notices

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT

This AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT is made as of March 24, 2006, by and among (a) WASTE INDUSTRIES USA, INC., a North Carolina corporation having its principal place of business at 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609 (the “Parent”), and each of the subsidiaries of the Parent (the “Subsidiaries” and together with the Parent, the “Borrowers”), (b) BANK OF AMERICA, N.A., a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110 (acting in its individual capacity, “Bank of America”), and the other lending institutions listed on Schedule 1 (collectively, the “Banks”), (c) BANK OF AMERICA, as Administrative Agent for the Banks (the “Administrative Agent”), (d) WACHOVIA BANK, N.A., as Syndication Agent for the Banks (the “Syndication Agent”) and (e) BRANCH BANKING AND TRUST COMPANY, as Documentation Agent for the Banks (the “Documentation Agent”).

WHEREAS, the Borrowers, the Administrative Agent and certain lending institutions are parties to that certain Revolving Credit Agreement, dated as of August 27, 2003, as amended (the “Existing Credit Agreement”), pursuant to which the banks under the Existing Credit Agreement have made loans and other extensions of credit to the Borrowers;

WHEREAS, the Banks are willing to amend and restate the Existing Credit Agreement, and the Banks are willing to make loans and other extensions of credit to the Borrowers on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Credit Agreement), the Borrowers, the Administrative Agent and the Banks hereby agree that, as of the Closing Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect only as set forth herein:

1. DEFINITIONS AND RULES OF INTERPRETATION.

1.1. Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Accountants. An independent accounting firm of national standing acceptable to the Administrative Agent and the Banks.

Administrative Agent. As defined in the preamble hereto.

Administrative Agent’s Office. The Administrative Agent’s office located at 100 Federal Street, Boston, Massachusetts 02110, or such other location as the Administrative Agent may designate from time to time.

Administrative Agent’s Special Counsel. Goulston & Storrs, PC or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate. Any Person that would be considered to be an affiliate of any other Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.

Applicable Commitment Rate. The applicable rate with respect to the Commitment Fee shall be as set forth in the Pricing Table.

Applicable Base Rate Margin. The Applicable Base Rate Margin on Base Rate Loans shall be as set forth in the Pricing Table.

Applicable Eurodollar Rate Margin. The Applicable Eurodollar Margin on Eurodollar Loans shall be as set forth in the Pricing Table.

Applicable Laws. See §6.10.

Approved Fund. Any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

Arranger. Banc of America Securities LLC

Assignee Group. Any two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

Assignment and Assumption. See §18.

Balance Sheet Date. December 31, 2004.

Bank Product Obligations. Every obligation of the Borrowers under and in respect of any one or more of the following types of services or facilities extended to the Borrowers by the Administrative Agent, any Bank or any Affiliate of the Administrative Agent or any Bank: (i) credit and purchase cards, (ii) cash management or related services including the automatic clearing house transfer of funds for the account of such Borrower pursuant to agreement or overdraft and (iii) cash management, including controlled disbursement services.

Banks. As defined in the preamble hereto.

Base Rate. For any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1.00% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including

Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

Borrowers. As defined in the preamble hereto.

Business Day. Any day on which lending institutions in Boston, Massachusetts, are open for the transaction of banking business.

Capital Assets. Fixed assets, both tangible (such as land, buildings, fixtures, machinery and equipment) and intangible (such as patents, copyrights, trademarks, franchises and good will); provided that Capital Assets shall not include (a) any item customarily charged directly to expense or depreciated over a useful life of twelve (12) months or less in accordance with GAAP, or (b) any item obtained through an acquisition permitted by §7.4 hereof.

Capital Expenditures. Amounts paid or Indebtedness incurred by the Borrowers in connection with the purchase or lease of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

Capitalized Leases. Leases under which any Borrower is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

CERCLA. See the definition of Release.

Certified. With respect to the financial statements of any Person, such statements as audited by a firm of independent auditors, whose report expresses the opinion without qualifications, that such financial statements present fairly the financial position of such Person.

CFO. See §6.4(b).

Closing Date. The date on which the conditions precedent set forth in §9 are satisfied.

Code. The Internal Revenue Code of 1986.

Collateral. All of the property, rights and interests of the Borrowers that are or are intended to be subject to the security interests created by the Security Documents.

Collateral Agent. Bank of America acting in its role as collateral agent under the Security Documents for itself and the other Banks and the Noteholders, as set forth in the Intercreditor Agreement.

Commitment. With respect to each Bank, the amount determined by multiplying such Bank’s Commitment Percentage by the Total Commitment specified in §2.1 hereof, as the same may be increased or reduced from time to time pursuant to the provisions hereof, or if such Commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See §4.1(b).

Commitment Percentage. With respect to each Bank, the percentage set forth beside its name on Schedule 1 attached hereto as such Bank’s percentage of the Total Commitment (subject to adjustment upon any assignments pursuant to §18).

Compliance Certificate. See §6.4(c).

Conforming Amendment. See §2.2.2 (b).

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrowers, consolidated in accordance with generally accepted accounting principles.

Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization or EBITDA. For any period (without duplication), the Consolidated Net Income (or Deficit) of the Borrowers, plus (a) interest expense, (b) income taxes, (c) depreciation expense, and (d) amortization, to the extent that each was deducted in determining Consolidated Net Income (or Deficit), each determined in accordance with GAAP.

For all purposes other than calculating the financial covenant in §8.4, the Borrowers may include the EBITDA for the prior twelve (12) months of companies acquired by the Borrowers during the respective reporting period (without duplication with respect to the adjustments set forth above) only if (A) the financial statements of such acquired Borrowers have been audited for the period sought to be included by an independent accounting firm satisfactory to the Administrative Agent, or (B) the Administrative Agent consents to such inclusion after being furnished with other acceptable financial statements. Such acquired EBITDA may be further adjusted to add back non-recurring private company expenses which are discontinued upon acquisition (including, without limitation, owner’s compensation), as approved by the Administrative Agent. Simultaneously with the delivery of the financial statements referred to in (A) and (B) above, the CFO of the Parent shall deliver to the Administrative Agent a Compliance Certificate and appropriate documentation certifying the historical operating results, adjustments and balance sheet of the acquired company.

Consolidated Net Income. The consolidated net income of the Borrowers after deduction of all expenses, taxes, and other proper charges, determined in accordance with GAAP.

Consolidated Net Worth. The excess of Consolidated Total Assets over Consolidated Total Liabilities.

Consolidated Total Assets. All assets of the Borrowers determined on a consolidated basis in accordance with GAAP.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrowers during such period on all Indebtedness of the Borrowers outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of any Capitalized Lease or any Synthetic Lease and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money, but excluding therefrom the non-cash amortization of debt issuance costs.

Consolidated Total Liabilities. All liabilities of the Borrowers determined on a consolidated basis in accordance with GAAP.

Consulting Engineer. An environmental consulting firm reasonably acceptable to the Administrative Agent.

Credit Agreement. This Amended and Restated Revolving Credit Agreement, including the Schedules and Exhibits hereto.

Debtor Relief Laws. The Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See §12.1.

Defaulting Bank. Any Bank that (a) has failed to fund any portion of the Revolving Credit Loans, participations in Reimbursement Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

Designated Intellectual Property. Those patents, patent applications, trademarks, trademark applications, trade names, copyrights, copyright applications, rights to sue and recover for past infringement of patents, trademarks and copyrights, computer programs, computer software, engineering drawings, service marks, customer lists, goodwill owned by Waste Industries of Mississippi, LLC or Waste Industries Property Co, LLC (each, an “IP Holder” and, collectively, the “IP Holders”), and all licenses, permits (to the full extent such permits are assignable by law, subject to regulatory approval if required, and pursuant to their terms), agreements of any kind or nature pursuant to which one or both of the IP Holders possesses, uses or has authority to possess or use property (whether tangible or intangible) of others, or by which others hold the right to possess, use or have authority to possess or use property (whether tangible or intangible) of one or both of the IP Holders, and all recorded data of any kind or nature, regardless of the medium of recording including, without limitation, all software, writings, plans, specifications and schematics of one or both of the IP Holders.

Designated Intercompany Debentures. Subordinated intercompany debentures held by Waste Services of Memphis, LLC, issued by a Borrower in the form of Exhibit F hereto and which shall be pledged to the Collateral Agent.

Designated LLCs. Waste Industries of Mississippi, LLC; Waste Services of Memphis, LLC; WasteCo, LLC; and Waste Services of Tennessee, LLC, each a Delaware limited liability company, so long as such company is treated as a corporation or partnership for federal tax purposes.

Designated Property. Includes (a) the applicable Borrower’s ownership interests in the Designated LLCs; (b) annuity contracts; (c) Investments held principally as a passive vehicle for the production of income held by a Borrower, (d) the Designated Intercompany Debentures; (e) prior to its conversion into an LLC, the stock of S&S Enterprises, Inc.; (f) the cash and cash equivalents, overnight sweep investments (such as repurchase agreements), and intercompany notes, loans and accounts payable of the Borrowers; and (g) the Designated Intellectual Property.

Designated Property Notice Period. After the occurrence and continuation of a Default or an Event of Default, the period beginning three days after the receipt by the Parent of written notice from the Administrative Agent of its election to terminate the rights granted in §7.12 hereof, and ending upon receipt by the Parent of written notice that the Administrative Agent has elected to restore the rights granted in §7.12 hereof.

Disposal (or Disposed). See the definition of Release.

Distribution. The declaration or payment of any dividend on or in respect of any Equity Interests of any Person, other than dividends or other distributions payable solely in Equity Interests of such Person; the purchase, redemption, or other retirement of any Equity Interests of such Person, directly or indirectly through a Subsidiary or otherwise; the return of Equity Interests by any Person to its shareholders, partners or members as such; or any other distribution on or in respect of any Equity Interests of such Person.

Documentation Agent. As defined in the preamble hereto.

Dollars or $. Dollars in lawful currency of the United States of America.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Revolving Credit Loan is converted or continued in accordance with §2.5, or the date that any draft or other form of demand for payment is honored with respect to a Letter of Credit.

EBITDA. See the definition of Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization.

Eligible Assignee. Any Person that meets the requirements to be an assignee under §18(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under §18(b)(iii)).

Eligible Foreign Bank. (a) Any commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; or (b) the central bank of any country which is a member of the OECD.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. See §5.16(a).

Equipment Operating Lease. Any lease of equipment which does not constitute a Capitalized Lease.

Equity Interests. With respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

EPA. See §5.16(b).

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with any Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.

Eurodollar Business Day. Any Business Day on which dealings in foreign currency and exchange are carried on among banks in London, England.

Eurodollar Interest Determination Date. For any Interest Period, the date two (2) Eurodollar Business Days prior to the first day of such interest period.

Eurodollar Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

Eurodollar Rate. For any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

Event of Default. See §12.1.

Existing Credit Agreement. As defined in the recitals hereto.

Federal Funds Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

Financial Letter of Credit. A Letter of Credit where the event which triggers payment is financial, such as the failure to pay money, and not performance-related, such as failure to ship a product or provide a service, as set forth in greater detail in the letter dated March 30, 1995 from the Board of Governors of the Federal Reserve System or in any applicable directive or letter ruling of the Board of Governors of the Federal Reserve System issued subsequent thereto.

Foreign Subsidiary. Each Subsidiary of any Borrower (whether direct or indirect, existing on the date hereof or acquired or formed hereafter in accordance with the provisions hereof) which is incorporated under the laws of a jurisdiction other than a State or other jurisdiction of the United States of America.

Fuel Derivatives Obligations. See §7.1(n).

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt. Collectively, without duplication, whether classified as indebtedness, an Investment or otherwise on the Borrowers’ consolidated balance sheet, (a) all Indebtedness for borrowed money or credit obtained or other similar monetary obligations, direct or indirect, (including any unpaid Reimbursement Obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding, performance or guarantee bonds, Swap Contracts or Fuel Derivatives Obligations), (b) all obligations evidenced by notes, bonds, debentures or other similar debt instruments, (c) all obligations, liabilities and indebtedness under Capitalized Leases and Synthetic Leases which correspond to principal, (d) guaranties of the Funded Debt of others referred to in clauses (a) through (c) above, and (e) the deferred purchase price of assets and companies (typically known as holdbacks) other than short-term trade credit incurred in the ordinary course of business.

Generally Accepted Accounting Principles or GAAP. The generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate the benefits of which are guarantied on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranty Agreement. Those guaranties of the Noteholders’ Debt by the Subsidiaries, dated as of March 31, 2001.

Hazardous Substances. See §5.16(b).

Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:

(i) every obligation of such Person for money borrowed,

(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,

(iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,

(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith),

(v) every obligation of such Person under any Capitalized Lease,

(vi) every obligation of such Person under any Synthetic Lease,

(vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,

(viii) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value or otherwise make any payment in respect of any Equity Interests issued by such

Person or any other Person, any warrants, options or other rights to acquire any such Equity Interests, or any rights measured by the value of such Equity Interests, warrants, options or other rights, and any redeemable preferred Equity Interests,

(ix) every obligation of such Person under any forward contract, futures contract, Swap Contract, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),

(x) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s Equity Interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,

(xi) every obligation, contingent or otherwise, of such Person guarantying, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.

The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness, issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than the Borrowers) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.

Indemnitee. See §16.

Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under §16 of the Banking Act of 1933 (12 U.S.C. §24, Seventh), as amended.

Intercompany Subordination Agreement. The Intercompany Subordination Agreement, dated as of March 31, 2001, by and among the Parent, each of the Subsidiaries of the Parent and the Collateral Agent, as amended or amended and restated.

Intercreditor Agreement. The Intercreditor Agreement, dated as of November 9, 1999, between the Administrative Agent (acting on behalf of itself and the Banks) and the Noteholders, as amended.

Interest Period. With respect to each Eurodollar Loan:

(a) initially, the period commencing on the making of a Eurodollar Loan or the conversion from a Base Rate Loan into a Eurodollar Loan and ending one (1), two (2), three (3), or six (6) months thereafter, as the case may be and subject to the availability thereof, as the Borrowers may select; and

(b) thereafter, each subsequent Interest Period shall begin on the last day of the preceding Interest Period and end one (1), two (2), three (3), or six (6) months thereafter, as the case may be and subject to the availability thereof, as the Borrowers may select;

provided, however, that whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall extend to the next succeeding Business Day; provided that for any Interest Period for any Eurodollar Loan if such next succeeding Business Day falls in the next succeeding calendar month or after the applicable Maturity Date, it shall be deemed to end on the immediately preceding Business Day.

Interim Balance Sheet Date. September 30, 2005.

International Standby Practices. With respect to any Letter of Credit, the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Issuing Bank in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the direct or indirect acquisition of Equity Interests or assets of a business unit or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (i) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guarantied and still outstanding; (ii) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (iii) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (iv) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (ii) may be deducted when paid; and (v) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

IRBs. Industrial revenue bonds, solid waste disposal bonds or other tax-exempt bond financings of the Borrowers.

Issuing Bank(s). Bank of America and/or the other Banks, as approved by the Administrative Agent and the Parent.

Letter of Credit Application. Letter of Credit Applications in such form as may be agreed upon by any Borrower and the applicable Issuing Bank from time to time which are entered into pursuant to §3 hereof, as amended, varied or supplemental from time to time.

Letter of Credit Fee. See §4.1(c).

Letter of Credit Participation. See §3.1.1(c).

Letters of Credit. Standby Letters of Credit issued or to be issued by the Issuing Banks under §3 hereof for the account of the Borrowers.

Loan and Letter of Credit Request. See §2.6.

Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit and the Security Documents.

Loans. Collectively, the Revolving Credit Loans and the Swing Line Loans, and to the extent applicable, the Term B Loan.

L/C Borrowing. See §3.2(a).

L/C Supported IRBs. IRBs which are enhanced by Letters of Credit issued hereunder.

Leverage Ratio. See §8.1.

Material Acquisition. See §7.4.1(a).

Material Adverse Change. With respect to any event or occurrence of whatever nature (including any adverse determination in any litigation, arbitration or governmental investigation or proceeding):

(a) a material adverse change in the business, properties, prospects, condition (financial or otherwise), assets, operations or income of the Borrowers, taken as a whole;

(b) an adverse change in the ability of the Borrowers to perform any of their respective Obligations under any of the Loan Documents to which they are a party; or

(c) any impairment of the validity, binding effect or enforceability of this Credit Agreement or any of the other Loan Documents, any impairment of the rights, remedies or benefits available to the Administrative Agent or any Bank under any Loan Document or any impairment of the attachment, perfection or priority of any Lien of the Collateral Agent under the Security Documents.

Maturity Date. As applicable, the Revolving Credit Maturity Date or the Term B Loan Maturity Date.

Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letters of Credit.

Maximum Rate. With respect to each Bank, the maximum lawful nonusurious rate of interest (if any) which under Applicable Law such Bank may charge the Borrowers on the Loans and other Obligations from time to time.

Membership Interest Pledge Agreements. Collectively, (i) that certain Amended and Restated Master Membership Interest Pledge Agreement, dated as of the date hereof, among the Borrowers and the Collateral Agent (on behalf of the Banks and the Noteholders), and (ii) any other membership interest pledge agreements to be entered into from time to time, on terms and conditions acceptable to the Administrative Agent.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrowers or any ERISA Affiliate.

Notes. Collectively, the Revolving Credit Notes and the Swing Line Note.

Noteholders. Collectively, The Prudential Insurance Company of America, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, and U.S. Private Placement Fund and any other holder of the Noteholders’ Debt executing an acknowledgement to the Intercreditor Agreement.

Noteholders’ Debt. Indebtedness of the Parent to the Noteholders evidenced by each of (a) the Amended and Restated Note Purchase and Private Shelf Agreement,

dated as of March 31, 2001, pursuant to which $25,000,000 in 7.28% Series A Senior Notes due April 3, 2006 have been issued by the Parent, with an additional $25,000,000 Private Shelf Facility available, as amended, and (b) the Amended and Restated Note Purchase and Private Shelf Agreement, dated as of March 31, 2001, pursuant to which $25,000,000 in 6.96% Series A Senior Notes due June 30, 2008 and $25,000,000 in 6.84% Series B Senior Notes due February 2, 2009 have been issued by the Parent, as amended.

Noteholders’ Documents. Collectively, (a) the Purchase Agreements, (b) the Guaranty Agreement, (c) any prior, concurrent or subsequent promissory notes executed in connection therewith, and (d) any and all guaranties and security interests, mortgages and other liens directly or indirectly guarantying or securing any of the Noteholders’ Debt (in each case subject to the Intercreditor Agreement), and any and all other documents or instruments evidencing the Noteholders’ Debt, as amended through the date hereof and as further amended from time to time in accordance with the terms hereof.

Obligations. All advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower arising under any Loan Document, any Swap Contract entered into with the Administrative Agent or any Bank or any of their Affiliates or otherwise with respect to any Loan or Letter of Credit or Bank Product Obligations, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Parent. As defined in the preamble hereto.

Participant. See §18(d).

Perfection Certificate. The Perfection Certificate as defined in the Security Agreement.

Performance Letter of Credit. A Letter of Credit which is not a Financial Letter of Credit.

Permitted Liens. Liens, security interests and other encumbrances permitted by §7.2.

Permitted Subordinated Debt Offering. Any issuance of public Subordinated Debt after the Closing Date, provided that such public Subordinated Debt (a) is unsecured, (b) contains market subordination terms, incurrence only covenants, and limited events of default, and other terms and conditions satisfactory to the

Administrative Agent, (c) matures and requires no principal repayments prior to the date which is six months after the Revolving Credit Maturity Date, (d) has a yield not in excess of 12.00% per annum, (e) allows for the respective operating company subordinated guarantee to automatically release whenever the Banks release an operating company as a Borrower, and (f) does not exceed $200,000,000 in the aggregate.

Permitted Transfer. See §7.12.

Person. Any individual, corporation, partnership, limited liability company, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Pricing Table:

Level	Leverage Ratio	Applicable Eurodollar Margin (per annum)	Applicable Base Rate Margin (per annum)	Applicable Commitment Rate (per annum)
1	Greater than or equal to 4:00 to 1.00	2.50%	1.00%	0.500%
2	Greater than or equal to 3.50 and less than 4.00 to 1.00	2.25%	0.75%	0.500%
3	Greater than or equal to 3.00 and less than 3.50 to 1.00	2.00%	0.50%	0.375%
4	Greater than or equal to 2.50 and less than 3.00 to 1.00	1.75%	0.25%	0.300%
5	Greater than or equal to 2.00 and less than 2.50 to 1.00	1.50%	0.00%	0.250%
6	Less than 2.00 to 1.00	1.25%	0.00%	0.200%

Any change in the applicable margin shall become effective on the first day after receipt by the Banks of the financial statements delivered pursuant to §6.4(a) or (b) which indicate a change in the Leverage Ratio. Notwithstanding the foregoing, (a) for the Applicable Eurodollar Margin, Applicable Base Rate Margin and Applicable

Commitment Rate payable during the period commencing on the Closing Date through receipt of the first compliance certificate required under §6.4, the applicable margin rate shall not be lower than Level 4 above, and (b) if at any time such financial statements are not delivered within the time periods specified in §6.4(a) or (b), the applicable margin shall be the highest rate set forth in the respective column of the Pricing Table, subject to adjustment upon actual receipt of such financial statements.

Prudential Conforming Amendment. The amendment to the Purchase Agreements to conform the financial covenants and negative covenants therein to the corresponding covenants hereof, in a form reasonably satisfactory to the Administrative Agent.

Purchase Agreements. The note purchase agreements referenced in the definition of Noteholders’ Debt above.

RCRA. See definition of Release.

Real Property. All real property, now or hereafter owned or leased (as lessee or sublessee) by any of the Borrowers.

Reimbursement Obligation. The Borrowers’ obligation to reimburse the applicable Issuing Bank and the Banks on account of any drawing under any Letter of Credit as provided in §3.2.

Related Parties. With respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

Release. Shall have the meaning specified in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§9601 et seq. (“CERCLA”) and the term “Disposal” (or “Disposed”) shall have the meaning specified in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §§6901 et seq. (“RCRA”) and regulations promulgated thereunder; provided, that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment and provided further, to the extent that the laws of a state wherein the property lies establishes a meaning for “Release” or “Disposal” which is broader than specified in either CERCLA or RCRA, such broader meaning shall apply.

Replacement Bank. See §4.11.

Replacement Notice. See §4.11.

Required Banks. As of any date, any combination of Banks the sum of whose aggregate Commitments and outstanding principal amount of the Term B Loan (if any) constitute more than fifty percent (50%) of the sum of the Total Commitments and the total outstanding principal amount of the Term B Loan (if any) or, if the Total

Commitment has been terminated, any combination of Banks holding more than fifty percent (50%) of the total outstanding principal amount of the Loans and the Maximum Drawing Amount of Letters of Credit and any unpaid Reimbursement Obligations on such date; provided that the Commitment and Loans of any Defaulting Bank should be excluded for purposes of making a determination of the Required Banks.

Revolving Credit Banks. Banks advancing Revolving Credit Loans under §2.

Revolving Credit Loans. Revolving credit loans made or to be made by the Revolving Credit Banks to the Borrowers pursuant to §2.

Revolving Credit Maturity Date. October 15, 2009.

Revolving Credit Note Record. The grid attached to a Revolving Credit Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Revolving Credit Loan referred to in such Revolving Credit Note.

Revolving Credit Notes. See §2.3.

Sampson County Bonds. The Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (Sampson County Disposal, Inc. Project) Series 2000 in the aggregate principal amount of $33,700,000 and the Tax-Exempt Adjustable Mode Environmental Facilities Revenue Bonds (Sampson County Disposal, LLC Project) Series 2003 in the aggregate principal amount of $9,500,000, in each case issued by The Sampson County Industrial Facilities and Pollution Control Financing Authority.

Security Agreement. The Amended and Restated Security Agreement, dated as of March 31, 2001, among the Borrowers and the Collateral Agent (on behalf of the Banks and the Noteholders), as amended or amended and restated.

Security Documents. The Security Agreement, the Membership Interest Pledge Agreements, the Security Documents Amendment, the Intercompany Subordination Agreement and all other instruments and documents, including without limitation Uniform Commercial Code financing statements, required to be executed or delivered pursuant to any Security Document.

Seller Subordinated Debt. Indebtedness of the Borrowers to a seller in connection with any acquisition permitted by §7.4 hereof which has been subordinated and made junior to the payment and performance in full in cash of the Obligations arising hereunder and under the Loan Documents, and evidenced as such by a subordination agreement on terms and containing subordination provisions satisfactory to the Administrative Agent.

Senior Funded Debt. At any time of determination, the result of Funded Debt minus the aggregate principal amount of Subordinated Debt outstanding as of such date.

Settlement. The making or receiving of payments, in immediately available funds, by the Banks to or from the Administrative Agent in accordance with §2.7 hereof to the extent necessary to cause each such Bank’s actual share of the outstanding amount of the Swing Line Loans to be equal to such Bank’s Commitment Percentage of the outstanding amount of such Swing Line Loans, in any case when, prior to such action, the actual share is not so equal.

Settlement Amount. See §2.7(b).

Settlement Date. See §2.7(b).

Settling Bank. See §2.7(b)

Subordinated Debt. Unsecured Indebtedness of the Borrowers with respect to (a) the Permitted Subordinated Debt Offering, and (b) Seller Subordinated Debt.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.

Swap Contracts. Any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or other similar agreement (including any option to enter into any of the foregoing).

Swing Line Bank. Branch Banking and Trust Company.

Swing Line Loan(s). See §2.7(a).

Swing Line Note. See §2.7(a).

Syndication Agent. As defined in the preamble hereto.

Synthetic Lease. Any lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes.

Term B Loan. See §2.2.2(a).

Term B Lenders. To the extent applicable, the Banks holding a portion of the Term B Loan as shall be set forth in amended Schedule 1 to the Conforming Amendment, together with any other Person who becomes an assignee of any rights and obligations of a Term B Lender.

Term B Loan Maturity Date. To the extent applicable, the date the Term B Loans shall become due and payable, which date shall occur no earlier than twelve (12) months after the Revolving Credit Maturity Date.

Total Commitment. See §2.1.

Type. With respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Issuing Bank in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit.

Wachovia. Wachovia Bank, N.A., a national banking association.

Wachovia Letters of Credit. Each of (i) the $34,969,367 letter of credit and (ii) the $9,804,000 letter of credit issued by Wachovia with respect to L/C Supported IRBs.

1.2. Other Interpretive Provisions.

(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b) The singular includes the plural and the plural includes the singular.

(c) A reference to any law includes any amendment or modification to such law.

(d) A reference to any Person includes its permitted successors and permitted assigns.

(e) The words “include”, “includes” and “including” are not limiting.

(f) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in The Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(g) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(h) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(i) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(j) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Banks merely on account of the Administrative Agent’s or any Bank’s involvement in the preparation of such documents.

1.3. Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing audited financial statements, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Banks shall so request, the Administrative Agent, the Banks and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.4. Rounding.

Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

2. THE REVOLVING CREDIT FACILITY.

2.1. Commitment to Lend. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow from time to time from the Closing Date up to but not including the Revolving Credit Maturity Date upon notice by the Borrowers to the Administrative Agent given in accordance with §2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank’s Commitment minus such Bank’s Commitment Percentage of the sum of the Maximum Drawing Amount and all unpaid Reimbursement Obligations, provided that the sum of the outstanding amount of the Revolving Credit Loans, Swing Line Loans, unpaid Reimbursement Obligations and the Maximum Drawing Amount (after giving effect to all amounts requested) shall not exceed a maximum aggregate amount outstanding of $200,000,000 at any time, as such amount may be reduced or increased pursuant to §2.2 hereof (the “Total Commitment”). The Revolving Credit Loans shall be made pro rata in accordance with each Bank’s Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §9 and §10, as the case may be, have been satisfied on the date of such request.

2.2. Reduction and Increase of Total Commitment.

2.2.1. Reduction of Total Commitment.

(a) The Borrowers shall have the right at any time and from time to time upon three (3) Business Days prior written notice to the Administrative Agent to reduce by $5,000,000 or integral multiples of $1,000,000 in excess thereof or terminate entirely the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. The Administrative Agent will notify the Banks promptly after receiving any notice of the Borrowers delivered pursuant to this §2.2.

(b) No reduction or termination of the Commitments once made may be revoked; the portion of the Commitments reduced or terminated may not be reinstated and amounts in respect of such reduced or terminated portion may not be reborrowed.

2.2.2. Increase of Total Commitment; Term B Loan.

(a) Request for Increase of Total Commitment; Term B Loan. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Banks as set forth in this

Section), and subject to the terms of this Section, the Borrowers may from time to time, (i) request an increase in the Total Commitment up to an aggregate amount not exceeding $300,000,000 less any increases effected in connection with subparagraph (a)(ii) of this Section; and (ii) request a term loan (the “Term B Loan”) in the maximum principal amount of $100,000,000 less any increases in the Total Commitment effected pursuant to subparagraph (a)(i) of this Section; provided that, after giving effect to all such increases, the Total Commitment plus, if applicable, the outstanding principal amount of the Term B Loan shall not exceed in the aggregate $300,000,000 (minus any previously effected reductions of the Total Commitment pursuant to §2.2.1).

(b) Term B Loan Terms and Conditions. To the extent that a Term B Loan is requested pursuant to the terms of this Credit Agreement, such Term B Loan will, in addition to compliance with other applicable terms of this Credit Agreement, include the following terms and conditions:

(1) Evidence of Indebtedness.

(A) Loan Accounts. Each Term B Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to such Lender resulting from such Lender’s percentage of the Term B Loan, including the amounts of principal and interest payable and paid to such Lender from time to time under this Credit Agreement. The Administrative Agent shall maintain accounts in which it shall record (i) the amount of the Term B Loan made hereunder and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term B Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder for the account of the Term B Lenders and each Term B Lender’s share thereof. The entries made in the accounts maintained by each Term B Lender pursuant to this Section shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the Obligations of the Borrowers therein recorded; provided, however, that the failure of any Term B Lender or the Administrative Agent to maintain any such accounts, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay (with applicable interest) the Term B Loan made in accordance with the terms of this Credit Agreement. If requested by any Term B Lender, the Borrowers shall execute a promissory note with respect to such Lender’s portion of the Term B Loan.

(B) Scheduled Installment Payments of Principal of Term B Loan. The Borrowers jointly and severally promise to pay to the Administrative Agent for the account of the Term B Lenders, in accordance with their respective Term B Loan percentages, the principal amount of the Term B Loan in such amounts set forth in the installment schedule to be attached to the Conforming Amendment, provided that annual principal amortization prior to the Term B Loan Maturity Date shall not exceed one percent (1.00%) of the original principal amount of such Loan.

(2) Interest on Term Loan. Except as otherwise provided in §4.6 hereof, the Term B Loan shall bear interest during each Interest Period relating to all or any portion of the Term B Loan at a rate to be determined, based on prevailing market rates for borrowers with similar credit profiles and ratings, provided that the Applicable Eurodollar Margin with respect to such Loan (the “Term B Margin”) shall not exceed three percent (3.00%) per annum, as set forth in the Conforming Amendment. After the Term B Loan has been made, the provisions of §§2.4, 2.5 and the first paragraph of §2.6 hereof shall apply mutatis mutandis with respect to all or any portion of the Term B Loan so that, to the extent applicable, the Borrowers may have the same interest rate options and Interest Periods with respect to all or any portion of the Term B Loan as they would be entitled to with respect to the Revolving Credit Loans, including without limitation the provisions of §4.8 of this Credit Agreement.

(3) Pari Passu Treatment of Term Loan. The Term B Loan (A) shall rank pari passu in right of payment and of security with all other Loans and Obligations and (B) shall be governed by and subject to all of the provisions, terms and conditions set forth in this Credit Agreement and the other Loan Documents in every respect as though such Term B Loan was an original “Loan” referred to herein and therein and will constitute an Obligation of the Borrowers hereunder, including, without limitation, the provisions of §§13(b) and 4.12 hereof. To the extent conforming changes to this Credit Agreement must be made to effect the addition of a Term B Loan made in accordance with this Section, such conforming amendment (the “Conforming Amendment”) will not require the consent of any Bank other than the Term B Lenders, as well as the consent of the Borrowers and the Administrative Agent to be effective, but shall be subject to the satisfaction of each of the conditions set forth in §§9 and 10 hereof; provided that, upon execution of the Conforming Amendment, the Administrative Agent shall distribute a copy thereof to all of the Banks.

(c) Bank Elections to Increase Commitment or Fund Term B Loan. The Administrative Agent will promptly notify the Banks following receipt of a request by the Borrowers of, as the case may be, an increase in the Total Commitment or funding of the Term B Loan. No Bank shall have any obligation to increase its Commitment. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Borrowers may also invite additional Eligible Assignees to become party to this Credit Agreement as a Bank (an “Acceding Bank”) by entering into an Instrument of Accession with the Borrowers and the Administrative Agent in form satisfactory to the Administrative Agent and assuming thereunder the rights and obligations of a Bank hereunder, including without limitation, Commitments to make Revolving Credit Loans and participate in the risk relating to Letters of Credit and/or that of Term B Lender with respect to the obligation to fund a portion of the Term B

Loan subject to the terms of this Section (each such increase or funding, as the case may be, referred to as a “Post-Closing Increase”). The Borrowers shall indemnify the Banks and the Administrative Agent for any cost or expense incurred as a consequence of the reallocation of any Eurodollar Loans to an Acceding Bank pursuant to the provisions of §4.8 hereof.

(d) Closing Date and Allocations. Upon a request by the Borrower of an increase in the Total Commitment or the funding of the Term B Loan in accordance with this Section, the Administrative Agent and the Borrowers shall determine, as applicable, the effective date of any such increase (any such date, the “Increase Closing Date”) or the effective date of funding of the Term B Loan (the “Term B Loan Date”) and the final allocation, as the case may be, of any such increase or Term B Loan. The Administrative Agent shall promptly notify the Borrowers and the Banks and Acceding Banks, if any, of the final allocation of such increase or Term B Loan. On the Term B Loan Date or any Increase Closing Date, Schedule 1 hereto shall be deemed to be amended to reflect, (x) the name, address, and, as the case may be, the Commitment of the Banks and/or the amount of the Term B Loan advanced or to be advanced by each Term B Lender (including, if applicable, any Acceding Bank), (y) the Total Commitment (after giving effect to any Post-Closing Increase) and the principal amount of the Term B Loan (and each Term B Lender’s percentage thereof), and (z) the changes, if any, to the respective Commitment Percentages of the Banks.

(e) Conditions to Effectiveness of Increase of Total Commitment or Term B Loan. As a condition precedent to such increase in the Total Commitment or funding of the Term B Loan, as the case may be, the Borrowers shall deliver to the Administrative Agent a certificate dated as of, as applicable, any Increase Closing Date or the Term B Loan Date signed by the Borrowers (i) certifying and attaching the resolutions adopted by the Borrowers approving or consenting to such increase, (ii) certifying that, before and after giving effect to such increase, (A) the applicable conditions set forth in §10 will be satisfied, and (B)(1) such increase or Term B Loan is permitted senior Indebtedness under the Seller Subordinated Debt Documents and the Noteholders’ Documents, and (2) no default under the Seller Subordinated Debt Documents or the Noteholders’ Documents has occurred and is continuing or would result after giving effect to the transactions contemplated by such Loans. In addition, the Borrowers shall prepay any Revolving Credit Loans outstanding on any Increase Closing Date (and pay any additional amounts required under §4.8 of this Credit Agreement) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Commitment Percentages in respect of Revolving Credit Loans arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in §14.9 to the contrary.

2.3. The Revolving Credit Notes. The Revolving Credit Loans shall be evidenced by separate promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a “Revolving Credit Note”), dated as of the Closing Date or date of assignment and completed with appropriate insertions. One Revolving Credit Note shall be payable to the order of each Bank in a principal amount equal to such Bank’s Commitment or, if less, the outstanding amount of all Revolving Credit Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrowers irrevocably authorize each Bank in connection with the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Bank’s Revolving Credit Note, an appropriate notation on such Bank’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such Bank’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.

2.4. Interest on Loans. The outstanding principal amount of the Loans shall bear interest at the rate per annum equal to (a) the Base Rate plus the Applicable Base Rate Margin, or (b) at the Borrowers’ option as provided herein, the Loans (other than the Swing Line Loans) may bear interest at the Eurodollar Rate plus the Applicable Eurodollar Margin, or Term B Margin, as the case may be. Interest shall be payable (x) quarterly in arrears on the first Business Day of each calendar quarter, with the first such payment commencing on March 31, 2006, on Base Rate Loans, (y) on the last day of the applicable Interest Period, and if such Interest Period is longer than three (3) months, also on the last day of the third month following the commencement of such Interest Period, on Eurodollar Loans, and (z) on the Maturity Date.

2.5. Election of Eurodollar Rate; Notice of Election; Interest Periods; Minimum Amounts.

(a) At the Borrowers’ option, so long as no Default or Event of Default has occurred and is then continuing, the Borrowers may (i) elect to convert any Base Rate Loan or a portion thereof or any Swing Line Loan to a Eurodollar Loan, (ii) at the time of any Loan and Letter of Credit Request, specify that such requested Loan shall be a Eurodollar Loan, or (iii) upon expiration of the applicable Interest Period, elect to maintain an existing Eurodollar Loan as such, provided that the Borrowers give notice to the Administrative Agent pursuant to §2.5(b) hereof. Upon determining any Eurodollar Rate, the Administrative Agent shall forthwith provide notice thereof to the Borrowers and the Banks, and each such notice to the Borrowers and the Banks shall be considered prima facie correct and binding, absent manifest error.

(b) Three (3) Eurodollar Business Days prior to the making of any Eurodollar Loan or the conversion of any Base Rate Loan to a Eurodollar Loan,

or, in the case of an outstanding Eurodollar Loan, the expiration date of the applicable Interest Period, the Borrowers shall give telephonic notice (confirmed by telecopy on the same Eurodollar Business Day) to the Administrative Agent not later than 11:00 a.m. (Boston time) of its election pursuant to §2.5(a). Each such notice delivered to the Administrative Agent shall specify the aggregate principal amount of the Loans to be borrowed or maintained as or converted to Eurodollar Loans or the aggregate principal amount of the Swing Line Loans to be converted to Revolving Credit Loans which are Eurodollar Loans and the requested duration of the Interest Period that will be applicable to such Eurodollar Loan, and shall be irrevocable and binding upon the Borrowers. If the Borrowers shall fail to give the Administrative Agent notice of their election hereunder together with all of the other information required by this §2.5(b) with respect to any Loan, such Loan shall be deemed a Base Rate Loan. In the event that the Borrowers fail to provide any such notice with respect to the continuation of any Eurodollar Loan as such, then such Eurodollar Loan shall be automatically converted to a Base Rate Loan at the end of the then expiring Interest Period relating thereto.

(c) Notwithstanding anything herein to the contrary, the Borrowers may not specify an Interest Period that would extend beyond the applicable Maturity Date.

(d) All Eurodollar Loans shall be in a minimum amount of not less than $1,000,000 and in integral multiples of $500,000 above such amount. In no event shall the Borrowers have more than eight (8) different maturities of Eurodollar Loans outstanding at any time.

(e) All Base Rate Loans (other than Swing Line Loans) shall be in a minimum amount of not less than $1,000,000 and in integral multiples of $500,000 above such amount.

(f) Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan. During the existence of a Default, no Loans may be requested, converted to or continued as Eurodollar Loans without the consent of the Required Banks.

(g) The Administrative Agent shall promptly notify the Borrower and the Banks of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Banks of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

2.6. Requests for Loans. The Borrowers shall give to the Administrative Agent written notice in the form of Exhibit B hereto (or telephonic notice confirmed by telecopy on the same Business Day in the form of Exhibit B hereto) of each Loan requested hereunder (a “Loan and Letter of Credit Request”) not later than (a) 11:00 a.m. (Boston time) one (1) Business Day prior to the proposed Drawdown Date of any Loan which is a Base Rate Loan, or (b) 1:00 p.m. (Boston time) three (3) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Loan. Each such notice shall be given by the Borrowers and shall specify the principal amount of the Loan requested, whether such Loan is a Base Rate Loan or a Eurodollar Loan, the Drawdown Date of such Loan and shall include a current Loan and Letter of Credit Request reflecting the Maximum Drawing Amount and the outstanding Loans. Each Loan and Letter of Credit Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Loan requested from the Banks on the proposed Drawdown Date. Each of the representations and warranties made by or on behalf of the Borrowers to the Banks or the Administrative Agent in this Credit Agreement or any other Loan Document shall be true and correct in all material respects when made and shall, for all purposes of this Credit Agreement, be deemed to be repeated on and as of the date of the submission of any Loan and Letter of Credit Request and on and as of the Drawdown Date of such Loan, or the date of issuance of such Letter of Credit (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties expressly relate solely to an earlier date). The Administrative Agent shall notify each Bank of each Loan and Letter of Credit Request received by the Administrative Agent hereunder within one (1) Business Day of receipt and no later than 11:00 a.m. (Boston time) on the Drawdown Date of any Base Rate Loan, and provide, upon request by any Bank, a monthly summary with respect to Letters of Credit issued hereunder.

2.6.1. Funds for Revolving Credit Loans

(a) Not later than 1:00 p.m. (Boston time) on the proposed Drawdown Date of any Revolving Credit Loan, each of the Banks will make available to the Administrative Agent, at the Administrative Agent’s Office, in immediately available funds, the amount of such Bank’s Commitment Percentage of the amount of the requested Revolving Credit Loan. Upon receipt from each Bank of such amount, and upon receipt of the documents required by §§9 and 10 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrowers in immediately available funds the aggregate amount of such Revolving Credit Loan made available to the Administrative Agent by the Banks by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan and Letter of Credit Request with respect to such borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above. The failure or refusal of any Bank to make available to the Administrative Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Revolving Credit Loan shall not relieve any other Bank from its several obligation hereunder to make available to the Administrative Agent the amount of such other Bank’s Commitment Percentage of any requested Revolving Credit Loan.

(b) The Administrative Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Administrative Agent on such Drawdown Date of which such Bank has received the notice required hereunder, the amount of such Bank’s Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Bank makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the average computed for the period referred to in clause (iii) below, of the Federal Funds Rate during each day included in such period, times (ii) the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans, times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Administrative Agent, and the denominator of which is 365. A statement of the Administrative Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence, absent manifest error, of the amount due and owing to the Administrative Agent by such Bank. If the amount of such Bank’s Commitment Percentage of such Revolving Credit Loans is not made available to the Administrative Agent by such Bank within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.

2.7. Swing Line Loans; Settlements.

(a) Solely for ease of administration of the Revolving Credit Loans, the Swing Line Bank may, upon receipt of a Loan and Letter of Credit Request no later than 1:00 p.m. (Boston time) on the proposed date of funding, but shall not be required to, fund Base Rate Loans made in accordance with the provisions of this Credit Agreement (“Swing Line Loans”), bearing interest as set forth in §2.4. The Swing Line Bank may, in its sole discretion and without conferring with the Banks, make Swing Line Loans to the appropriate Borrowers by entry of credits to such Borrowers’ operating account(s) with the Swing Line Bank to cover checks which the applicable Borrowers have drawn or made against such account and shall notify the Administrative Agent of any overdrafts being advanced as Swing Line Loans. The Borrowers hereby request and authorize the Swing Line Bank to make from time to time such Swing Line Loans by means of appropriate entries of such credits sufficient to cover checks then presented. The Borrowers acknowledge and agree that the making of such Swing Line Loans shall be subject in all respects to the provisions of this Credit Agreement as if they were Swing Line Loans covered by a Loan and Letter of Credit Request, including, without limitation, the limitations set forth in §2.1 and the requirements that the applicable provisions of §9 (in the case of Swing Line Loans made on the Closing Date) and §10 be satisfied. All actions taken by the Swing Line Bank pursuant to the provisions of this §2.7(a) shall be conclusive and binding on the Borrowers absent manifest error or such Swing Line Bank’s gross negligence or willful misconduct. The Swing Line Loans shall be evidenced by a note in substantially the form of Exhibit C hereto (the “Swing Line Note”), provided that the outstanding amount of Swing Line Loans advanced by the Swing Line Bank hereunder shall not exceed $15,000,000 at any time. Each Bank shall remain severally and unconditionally liable to fund its pro rata share (based upon each Bank’s Commitment Percentage) of such Swing Line Loans on each Settlement Date and, in the event the Swing Line Bank chooses not to fund all Base Rate Loans requested on any date, to fund its Commitment Percentage of the Base Rate Loans requested, subject to satisfaction of the provisions hereof relating to the making of Base Rate Loans. Prior to each Settlement, all payments or repayments of the principal of, and interest on, Swing Line Loans shall be credited to the account of the Swing Line Bank. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Swing Line Loans, as a whole or in part, at any time without penalty or premium.

(b) The Banks shall effect Settlements on (i) the Business Day immediately following any day which the Swing Line Bank gives written notice to the Administrative Agent to effect a Settlement, (ii) the Business Day immediately following the Swing Line Bank’s or the Administrative Agent’s becoming aware of the existence of any Default or Event of Default, (iii) the Revolving Credit Maturity Date, (iii) any date on which the Borrowers wish to convert a Swing Line Loan into a Revolving Credit Loan, and (iv) in any event, on the first Business Day of each calendar quarter for the immediately preceding calendar quarter (each such date, a “Settlement Date”). One (1) Business Day prior to each such Settlement Date, the Administrative Agent shall give notice by facsimile or telecopier to the Banks of (A) the respective outstanding amount of Revolving Credit Loans made by each Bank as at the close of business on the prior day, and (B) the amount that any Bank, as applicable (a “Settling Bank”), shall pay to effect a Settlement (a “Settlement Amount”). A statement of the Administrative Agent submitted to the Banks with respect to any amounts owing hereunder shall be prima facie evidence of the amount due and owing. Each Settling Bank shall, not later than 1:00 p.m. (Boston time) on each

Settlement Date, effect a wire transfer of immediately available funds to the Administrative Agent, for the benefit of the Swing Line Bank, at the Administrative Agent’s Office in the amount of such Bank’s Settlement Amount. All funds advanced by any Bank as a Settling Bank pursuant to this §2.7 shall for all purposes be treated as a Base Rate Loan to the Borrowers.

(c) Subject to the Settling Bank’s receipt of the notice required pursuant to §2.7(b), the Administrative Agent may (unless notified to the contrary by any Settling Bank by 12:00 noon (Boston time) one (1) Business Day prior to the Settlement Date) assume that each Settling Bank has made available (or will make available by the time specified in §2.7(b)) to the Administrative Agent its Settlement Amount, and the Administrative Agent may (but shall not be required to), in reliance upon such assumption, effect Settlements. If the Settlement Amount of such Settling Bank is made available to the Administrative Agent on a date after such Settlement Date, such Settling Bank shall pay the Administrative Agent, for the benefit of the Swing Line Bank, on demand an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the Federal Funds Rate during each day included in such period times (ii) such Settlement Amount times (iii) a fraction, the numerator of which is the number of days that elapse from and including such Settlement Date to but not including the date on which such Settlement Amount shall become immediately available to the Administrative Agent, and the denominator of which is 365. Upon payment of such amount such Settling Bank shall be deemed to have delivered its Settlement Amount on the Settlement Date and shall become entitled to interest payable by the Borrowers with respect to such Settling Bank’s Settlement Amount as if such share were delivered on the Settlement Date. If such Settlement Amount is not in fact made available to the Administrative Agent by such Settling Bank within three (3) Business Days of such Settlement Date, the Administrative Agent shall be entitled to recover such amount from the Borrowers, with interest thereon at the Base Rate plus the Applicable Base Rate Margin.

(d) After any Settlement Date, any payment by the Borrowers of Swing Line Loans hereunder shall be allocated pro rata among the Banks, in accordance with each Bank’s Commitment Percentage.

(e) If, prior to the making of a Revolving Credit Loan pursuant to paragraph (b) of this §2.7, a Default or Event of Default has occurred and is continuing, each Bank will, on the date such Revolving Credit Loan was to have been made, purchase an undivided participating interest in the outstanding Swing Line Loans in an amount equal to its Commitment Percentage of such Swing Line Loans. Each Bank will immediately transfer to the Administrative Agent, for the benefit of the Swing Line Bank, in immediately available funds, the amount of its participation and upon receipt thereof the Administrative Agent will deliver to such Bank a Swing Line participation certificate dated the date of receipt of such funds and in such amount.

(f) Whenever, at any time after the Administrative Agent has received from any Bank such Bank’s participating interest in the Swing Line Loans pursuant to clause (e) above, the Administrative Agent receives any payment on account thereof, the Administrative Agent will distribute to such Bank its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Bank’s participating interest was outstanding and funded) in like funds as received; provided, however, that in the event that such payment received by the Administrative Agent is required to be returned, such Bank will return to the Administrative Agent any portion thereof previously distributed by the Administrative Agent to it in like funds as such payment is required to be returned by the Administrative Agent.

(g) Each Bank’s obligation to purchase participating interests pursuant to clause (e) above shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Administrative Agent, the Borrowers or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any other Person; (iv) any breach of this Credit Agreement by the Borrowers or any other Bank or the Administrative Agent; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.8. Repayment of the Revolving Credit Loans. Each Revolving Credit Loan shall be due and payable on the Revolving Credit Maturity Date, and each Swing Line Loan shall be due and payable on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Revolving Credit Maturity Date. The Borrowers jointly and severally promise to pay on the Revolving Credit Maturity Date all Revolving Credit Loans and Swing Line Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

2.9. Mandatory Repayments of the Revolving Credit Loans and Swing Line Loans and Reimbursement Obligations. If at any time the sum of the outstanding amount of the Revolving Credit Loans plus the Swing Line Loans plus the Maximum Drawing Amount plus unpaid Reimbursement Obligations exceeds the Total Commitment, whether by reduction of the Total Commitment or otherwise, then the Borrowers shall immediately pay the amount of such excess to the Administrative Agent for application first, to any Swing Line Loans, second, to unpaid Reimbursement Obligations, third, to the Revolving Credit Loans, or if no Revolving Credit Loans shall be outstanding, to be held by the Administrative Agent as collateral security for the Reimbursement Obligations, provided, however, that if the amount of cash collateral held by the Administrative Agent pursuant to this §2.9 exceeds the amount of the Reimbursement Obligations, the Administrative Agent shall return such excess to the Borrowers. In addition, the Borrower shall, within three (3) Business Days of receipt thereof, repay the outstanding Revolving Credit Loans in an amount equal to 100% of the net cash proceeds received from the issuance of the Sampson County Bonds.

2.10. Optional Prepayments of Revolving Credit Loans. The Borrowers shall have the right, at their election, to prepay the outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium (other than the obligation to reimburse the Banks and the Administrative Agent pursuant to §4.8 hereof). The Borrowers shall give written notice to the Administrative Agent (or telephonic notice confirmed in writing) no later than (a) 1:00 p.m. (Boston time) on the Business Day of the proposed prepayment of any Base Rate Loan, (b) 1:00 p.m. (Boston time) three (3) Eurodollar Business Days prior to the proposed prepayment of any Eurodollar Loan, in each case specifying the proposed date of prepayment of the Revolving Credit Loans and the principal amount to be paid. Each such partial repayment of the Revolving Credit Loans shall be in the amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment and shall be applied, in the absence of instruction by the Borrowers, first to the principal of Base Rate Loans and then to the principal of Eurodollar Loans. Each partial prepayment of Revolving Credit Loans shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank’s Revolving Credit Loans, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

3. LETTERS OF CREDIT.

3.1. Letter of Credit Commitments.

3.1.1. Commitment to Issue Letters of Credit.

(a) Subject to the terms and conditions hereof and the execution and receipt of a Loan and Letter of Credit Request by any Issuing Bank, with a copy to the Administrative Agent, reflecting the Maximum Drawing Amount of all Letters of Credit (including the requested Letter of Credit) and a Letter of Credit Application, such Issuing Bank on behalf of the Banks and in reliance upon the agreement of the Banks set forth in §3.1.1(c) and upon the representations and warranties of the Borrowers contained herein, agrees to issue standby Letters of Credit in such form as may be requested from time to time by the Borrowers and agreed to by such Issuing Bank including, so called direct pay Letters of Credit, provided, however, that, after giving effect to such request, the Maximum Drawing Amount of all Letters of Credit issued under this Credit Agreement shall not exceed the Total Commitment minus the aggregate outstanding amount of the Revolving Credit Loans and Swing Line Loans and unpaid Reimbursement Obligations. No Letter of Credit shall have an expiration date later than thirty (30) days prior to the Revolving Credit Maturity Date and no Letter of Credit shall have an expiration date later than one (1) year after the date of issuance of such Letter of Credit (which may incorporate automatic extensions for periods of up to one (1) year in accordance with subsection (e) hereof). Each

Letter of Credit so issued or extended shall (i) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein and (ii) be subject to either the Uniform Customs or the International Standby Practices.

(b) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(1) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank, shall prohibit, or request that the Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the date hereof and which the Issuing Bank in good faith deems material to it;

(2) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(3) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $100,000;

(4) such Letter of Credit is to be denominated in a currency other than Dollars;

(5) a default of any Revolving Credit Bank’s obligations to fund under §§2.61 or 3.3 exists or any Revolving Credit Bank is at such time a Defaulting Bank hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Revolving Credit Bank to eliminate the Issuing Bank’s risk with respect to such Revolving Credit Bank.

(c) Each Bank severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Bank’s Commitment Percentage thereof, to reimburse the applicable Issuing Bank on demand for the amount of each draft paid by such Issuing Bank under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §3.2 (such agreement for a Bank being called herein the “Letter of Credit

Participation” of such Bank). Without limiting the foregoing, each Revolving Credit Bank’s obligation to purchase Letter of Credit Participations shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Administrative Agent, the Issuing Bank, any Borrower or any other Person for any reason whatsoever; (b) the occurrence and continuation of any Default or Event of Default; (c) any adverse change in the condition (financial or otherwise) of any Borrower or any Bank; (d) any breach of any of the Loan Documents by any Borrower or any Revolving Credit Bank; or (e) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(d) Each such payment made by a Bank shall be treated as the purchase by such Bank of a participating interest in the Borrowers’ Reimbursement Obligation under §3.2 in an amount equal to such payment. Each Bank shall share in accordance with its participating interest in any interest which accrues pursuant to §3.2.

(e) All “Letters of Credit” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall become Letters of Credit hereunder. For the avoidance of doubt, the Wachovia Letters of Credit shall constitute a Letter of Credit issued under the Credit Agreement and Wachovia shall constitute an Issuing Bank solely for the Wachovia Letters of Credit.

(f) If any Borrower so requests in an application for a Letter of Credit, the applicable Issuing Bank may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than thirty (30) days prior to the extension date (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the applicable Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than thirty (30) days prior to the Revolving Credit Maturity Date; provided, however, that the applicable Issuing Bank shall not permit any such extension if (A) such Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its extended form under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is two (2) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Banks have elected not to permit such extension or (2) from the Administrative Agent, any Bank or the Borrowers that one or more of the applicable conditions specified in §10 is not then satisfied.

(g) This Credit Agreement shall be the “Reimbursement Agreement” referred to in the L/C Supported IRBs.

3.1.2. Letter of Credit Applications.

(a) Each Letter of Credit Application shall be completed to the satisfaction of the Issuing Bank. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (w) the Letter of Credit to be amended; (x) the proposed date of amendment thereof (which shall be a Business Day); (y) the nature of the proposed amendment; and (z) such other matters as the Issuing Bank may reasonably require. Additionally, the Borrowers shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, as the Issuing Bank or the Administrative Agent may reasonably require.

(b) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the applicable Borrower(s) and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Revolving Credit Bank, the Administrative Agent or any Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in §10 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.

3.2. Reimbursement Obligation of the Borrowers. In order to induce the Issuing Banks to issue, extend and renew the Letters of Credit and the Banks to participate therein, the Borrowers hereby agree to reimburse or pay to the applicable Issuing Bank, for the account of such Issuing Bank or (as the case may be) the Banks, with respect to each Letter of Credit issued, extended or renewed by such Issuing Bank hereunder,

(a) on each date that any draft presented under such Letter of Credit is honored by such Issuing Bank, or such Issuing Bank otherwise makes a payment with respect thereto, (i) the amount paid by such Issuing Bank under or with respect to such Letter of Credit, and (ii) the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by such Issuing Bank or any Bank in connection with any payment made by such Issuing Bank or any Bank under, or with respect to, such Letter of Credit, provided, however, that if the Borrowers do not reimburse such Issuing Bank on the date such Issuing Bank makes payment with respect to such Letter of Credit, such amount shall, provided that an Event of Default specified in §§12.1(g) or 12.1(h) has not occurred, become automatically a Loan which is a Base Rate Loan (an “L/C Borrowing”);

(b) upon the reduction (but not termination) of the Total Commitment to an amount less than the Maximum Drawing Amount, an amount equal to such difference, which amount shall be held by the Administrative Agent for the benefit of the Banks and the Administrative Agent as cash collateral for all Reimbursement Obligations of the Borrowers; and

(c) upon the Revolving Credit Maturity Date, the termination of the Total Commitment or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §12, an amount equal to the then Maximum Drawing Amount of all Letters of Credit and any unpaid Reimbursement Obligations, which amount shall be held by the Administrative Agent for the benefit of the Banks and the Administrative Agent as cash collateral for all Reimbursement Obligations.

Each such payment shall be made to the Administrative Agent, for the benefit of the Issuing Bank, at the Administrative Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this §3.2 at any time from the date such amounts become due and payable (whether as stated in this §3.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Issuing Bank on demand at the rate specified in §4.6 for overdue amounts.

3.3. Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the applicable Issuing Bank shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. On the date that such draft is paid or other payment is made by such Issuing Bank, such Issuing Bank shall promptly notify the Banks of the amount of any unpaid Reimbursement Obligation. No later than 3:00 p.m. (Boston time) on the Business Day next following the receipt of such notice, each Bank shall make available to the Administrative Agent, for the benefit of such Issuing Bank, at the Administrative Agent’s Office, in immediately available funds, such Bank’s Commitment Percentage of such unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the Federal Funds Rate, times (ii) the amount equal to such Bank’s Commitment Percentage of such unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such Issuing Bank paid the draft presented for honor or otherwise made payment to the date on which such Bank’s Commitment Percentage of such unpaid Reimbursement Obligation shall become immediately available to such Issuing Bank, and the denominator of which is 360. The responsibility of each Issuing Bank to the Borrowers and the Banks shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit.

3.4. Obligations Absolute. The joint and several obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(a) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other Loan Document;

(b) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(e) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers, except where such payment constitutes gross negligence or willful misconduct of the Issuing Bank.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to the Borrowers and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will immediately notify the Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

3.5. Role of Issuing Bank. Each Bank and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or any document related thereto. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to such beneficiary’s or transferee’s use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (a) through (e) of §3.4; provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrowers which the Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.6. Notice Regarding Letters of Credit. One (1) Business Day prior to the issuance of any Letter of Credit or amendments, extensions or terminations thereof, the applicable Issuing Bank shall notify the Administrative Agent of the terms of such Letter of Credit, amendment, extension or termination. On the day of any drawing under any Letter of Credit, such Issuing Bank shall notify the Administrative Agent of such drawing under any Letter of Credit.

3.7. Letters of Credit Amounts. Unless otherwise specified herein the Maximum Drawing Amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Maximum Drawing Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

4. CERTAIN GENERAL PROVISIONS.

4.1. Fees.

(a) Administrative Agent’s Fee. The Borrowers jointly and severally agree to pay to the Administrative Agent annually in advance, for the Administrative Agent’s own account, a fee (the “Administrative Agent’s Fee”) on the dates and in the amounts mutually determined by the Administrative Agent and the Borrowers.

(b) Commitment Fee. The Borrowers agree to pay to the Administrative Agent, for the pro rata account of the Banks, a fee (the “Commitment Fee”) equal to the Applicable Commitment Rate multiplied by the amount of the average daily unused portion of the Total Commitment during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Maturity Date (or to the date of termination in full of the Total Commitment, if earlier). The Commitment Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter for the immediately preceding calendar quarter with the first such payment commencing on March 31, 2006, and with a final payment on the Revolving Credit Maturity Date. Swing Line Loans shall not be deemed to be utilization for purposes of calculating the Commitment Fee.

(c) Letter of Credit Fees. The Borrowers shall pay in advance on the date of issuance of each Letter of Credit a fronting fee to the applicable Issuing Bank equal to one eighth of one percent (1/8%) per annum (the “Fronting Fee”) on the Maximum Drawing Amount of each Letter of Credit, plus a fee (the “Letter of Credit Fee”) equal to (a) the Applicable Eurodollar Margin multiplied by the Maximum Drawing Amount of each outstanding Financial Letter of Credit, or (b) the Applicable Eurodollar Margin times fifty percent (50.0%), multiplied by the Maximum Drawing Amount of all Performance Letters of Credit. Such Letter of Credit Fee (but not the Fronting Fee) shall be paid quarterly in arrears on the first Business Day of each fiscal quarter for the immediately preceding calendar quarter with the first such payment commencing on March 31, 2006, and shall be for the accounts of the Banks in accordance with their respective Commitment Percentages. In addition to the Fronting Fee and the Letter of Credit Fee, the Borrowers shall pay to the Issuing Banks, for their own accounts, all related customary administrative fees in accordance with customary practice.

4.2. Payments.

(a) All payments of principal, interest, Reimbursement Obligations, fees and any other amounts due hereunder or under any of the other Loan Documents (other than with respect to payments to be made to the Swing Line Bank in accordance with §2.7) shall be made on the due date thereof to the Administrative Agent, for the respective accounts of the Banks and the Administrative Agent, at the Administrative Agent’s Office or at such other place that the Administrative Agent may from time to time designate, in each case at or about 11:00 a.m. (Boston, Massachusetts, time or other local time at the place of payment) and in immediately available funds.

(b) All payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without recoupment, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrowers are compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrowers with respect to any amount payable by them hereunder or under any of the other Loan Documents, the Borrowers will pay to the Administrative Agent, for the account of the Banks or (as the case may be) the Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Administrative Agent to receive the same net amount which the Banks or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrowers. The Borrowers will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

(c) Whenever a payment or fee hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment or fee shall be extended to the next succeeding Business Day, and interest shall accrue during such extension; provided that any Interest Period for any Eurodollar Loan which ends on a day that is not a Eurodollar Business Day shall end on the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day.

4.3. Computations. All computations of interest on Base Rate Loans and of Commitment Fees, Letter of Credit Fees or other fees shall, unless otherwise expressly provided herein, be based on a 365-day year (or 366-day year, as applicable) and paid for the actual number of days elapsed. All computations of interest on Eurodollar Loans shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed.

4.4. Capital Adequacy. If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by any Bank or the Administrative Agent or any corporation controlling such Bank or the Administrative Agent, and such Bank or the Administrative Agent determines that the amount of capital required to be maintained by it is increased by or based upon the existence of such Bank’s or the Administrative Agent’s Loans, Letter of Credit Participations or Letters of Credit, or commitment with respect thereto, then such Bank or the Administrative Agent may notify the Borrowers of such fact. To the extent that the costs of such increased capital requirements are not reflected in the Base Rate (if relating to Base Rate Loans), the Borrowers and such Bank or (as the case may be) the Administrative Agent shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrowers receive such notice, an adjustment payable hereunder that will adequately compensate such Bank or the Administrative Agent in light of these circumstances. If the Borrowers and such Bank or the Administrative Agent are unable to agree to such adjustment within thirty (30) days of the date on which the Borrowers receive such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank’s or the Administrative Agent’s reasonable determination, provide adequate compensation. Each Bank and the Administrative Agent shall allocate such cost increases among its customers in good faith and on an equitable basis.

4.5. Certificate. A certificate setting forth any additional amounts payable pursuant to §4.4 and a reasonable explanation of such amounts which are due, submitted by any Bank or the Administrative Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

4.6. Interest After Default.

4.6.1. Overdue Amounts.

Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin plus two percentage points (2.00%) until such amount shall be paid in full (after as well as before judgment).

4.6.2. Amounts Not Overdue.

Upon written notice from the Administrative Agent and the Required Banks, during the continuance of a Default or an Event of Default the principal of the Loans not overdue shall, until such Default or Event of Default has been cured or remedied or such Default or Event of Default has been waived by the Required Banks pursuant to §14.8, bear interest at a rate per annum equal to two percent (2.00%) above the rate of interest otherwise applicable to such Loans pursuant to §2.4.

4.7. Interest Limitation. Notwithstanding any other term of this Credit Agreement or any Note or any other document referred to herein or therein, the maximum amount of interest which may be charged to or collected from any person liable hereunder or under any Note by any Bank shall be absolutely limited to, and shall in no event exceed, the maximum amount of interest which could lawfully be charged or collected under applicable law (including, to the extent applicable, the provisions of §5197 of the Revised Statutes of the United States of America, as amended, 12 U.S.C. §85, as amended), so that the maximum of all amounts constituting interest under applicable law, howsoever computed, shall never exceed as to any Person liable therefor such lawful maximum, and any term of this Agreement, the Notes, the Letter of Credit Applications, or any other document referred to herein or therein which could be construed as providing for interest in excess of such lawful maximum shall be and hereby is made expressly subject to and modified by the provisions of this paragraph.

4.8. Eurodollar Indemnity. The Borrowers agree to indemnify the applicable Banks and the Administrative Agent and to hold them harmless from and against any loss, cost or expenses (including loss of anticipated profits) that the Banks and the Administrative Agent may sustain or incur as a consequence of (a) default by the Borrowers in payment of the principal amount of or any interest on any Eurodollar Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by any Bank or the Administrative Agent to Banks of funds obtained by it in order to maintain its Eurodollar Loans, or (b) default by the Borrowers in making a borrowing or conversion after the Borrowers have given (or are deemed to have given) notice pursuant to §2.5 or §2.6, the making of any payment of a Eurodollar Loan or the making of any conversion of any such Eurodollar Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by any Bank to Banks of funds obtained by it in order to maintain any such Loans.

4.9. Illegality; Inability to Determine Eurodollar Rate. Notwithstanding any other provision of this Agreement, if (a) the introduction of, any change in, or any change in the interpretation of, any law or regulation applicable to the Administrative Agent or any Bank shall make it unlawful, or any central bank or other governmental authority having jurisdiction thereof shall assert that it is unlawful, for any Bank or the Administrative Agent to perform its obligations in respect of any Eurodollar Loans, or (b) if the Banks or the Administrative Agent shall reasonably determine with respect to Eurodollar Loans that (i) by reason of circumstances affecting any Eurodollar interbank market, adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate which would otherwise be applicable during any Interest Period, or (ii) deposits of Dollars in the relevant amount for the relevant Interest Period are not available to the Banks or the Administrative Agent in any Eurodollar interbank market, or (iii) the Eurodollar Rate does not or will not accurately reflect the cost to the Banks or the Administrative Agent of obtaining or maintaining the applicable Eurodollar Loans during any Interest Period, then the Banks or the Administrative Agent shall promptly give telephonic, telex or cable notice of such determination to the Borrowers (which notice shall be conclusive and binding upon the Borrowers). Upon such notification by the Banks or the Administrative Agent, the obligation of the Banks or the Administrative Agent to make Eurodollar Loans shall be suspended until the Banks or the Administrative Agent determine that such circumstances no longer exist, and the outstanding Eurodollar Loans shall continue to bear interest at the applicable rate based on the Eurodollar Rate until the end of the applicable Interest Period, and thereafter shall be deemed converted to Base Rate Loans in equal principal amounts.

4.10. Additional Costs, Etc. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank, the Issuing Bank or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a) impose on any Bank, any Issuing Bank or the Administrative Agent any tax, levy, impost, duty, charge, fees, deduction or withholdings of any nature or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank’s Commitment, the Letters of Credit or any class of loans or commitments or letters of credit of which any of the Loans, the Commitment or the Letters of Credit forms a part (other than taxes based upon or measured by the income or profits of such Bank, such Issuing Bank or the Administrative Agent), or

(b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank, any Issuing Bank or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Bank or any Issuing Bank, or

(d) impose on any Bank, any Issuing Bank or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Bank’s Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Bank’s Commitment forms a part, and the result of any of the foregoing is:

(1) to increase the cost to any Bank or any Issuing Bank of making, funding, issuing, renewing, extending or maintaining the Loans, such Bank’s Commitment or any Letters of Credit; or

(2) to reduce the amount of principal, interest, Reimbursement Obligation, fees or other amount payable to such Bank, any Issuing Bank or the Administrative Agent hereunder on account of such Bank’s Commitment, the Loans, or drawings under the Letters of Credit, or

(3) to require such Bank, such Issuing Bank or the Administrative Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank, such Issuing Bank or the Administrative Agent from the Borrowers hereunder, or

(e) require any Bank to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”),

then, and in each such case, the Borrowers will, upon demand made by such Bank, such Issuing Bank or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank, such Issuing Bank or the Administrative Agent such additional amounts as will be sufficient to compensate such Bank, such Issuing Bank or the Administrative Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum (after such Bank, such Issuing Bank or (as the case may be) the Administrative Agent shall have allocated the same fairly and equitably among all customers of any class generally affected thereby).

4.11. Replacement of Banks. If any Bank (an “Affected Bank”) (i) makes demand upon the Borrowers for (or if the Borrowers are otherwise required to pay) amounts pursuant to §§4.4 or 4.10 or (ii) is unable to make or maintain Eurodollar Loans as a result of a condition described in §4.9, the Borrowers may, within ninety (90) days of receipt of such demand or notice (or the occurrence of such other event causing the Borrowers to be required to pay such compensation or causing §4.9 to be applicable), by notice in writing to the Administrative Agent and such Affected Bank (a “Replacement Notice”) obtain a replacement Bank satisfactory to the Administrative Agent (the “Replacement Bank”) to assume the Affected Bank’s Commitment by (A) requesting the non-Affected Banks to acquire and assume all of the Affected Bank’s Loans and Commitment, as provided herein, but none of such Banks shall be under an obligation to do so; or (B) designating a Replacement Bank reasonably satisfactory to the Administrative Agent. If any satisfactory Replacement Bank shall be obtained, and/or any of the non-Affected Banks shall agree to acquire and assume all of the Affected Bank’s Loans and Commitment, then such Affected Bank shall, so long as no Event of Default shall have occurred and be continuing, assign, in accordance with §18, all of its Commitment, Loans, Notes and other rights and obligations under this Credit Agreement and all other Loan Documents to such Replacement Bank or non-Affected Banks, as the case may be, in exchange for payment of the principal amount so assigned and all interest and fees accrued on the amount so assigned, plus all other Obligations then due and payable to the Affected Bank; provided, however, that (i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Bank and such Replacement Bank and/or non-Affected Banks, as the case may be, and (ii) prior to any such assignment, the Borrowers shall have paid to such Affected Bank all amounts properly demanded and unreimbursed under §§4.4, 4.8, 4.9 and 4.10. Upon the effective date of such assignment, the Borrowers shall issue replacement Revolving Credit Notes or Swing Line Notes, as applicable, to such Replacement Bank and/or non-Affected Banks, as the case may be, and such institution shall become a “Bank” for all purposes under this Credit Agreement and the other Loan Documents.

4.12. Concerning Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Banks under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.

(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §4.12), it being the intention of the parties hereto that all of the Obligations shall be the joint and several Obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each of the Borrowers under the provisions of this §4.12 constitute full recourse Obligations of each of the Borrowers enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided in this Credit Agreement, each of the Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Loans made under this Credit Agreement, notice of any action at any time taken or omitted by the Banks under or in respect of any of the Obligations, and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Credit Agreement, including without limitation, those rights set forth in Sections 26-7 through 26-9 of the North Carolina General Statutes. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each of the Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Banks at any time or times in respect of any default by any of the Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Banks in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the Borrowers. Without limiting the generality of the foregoing, each of the Borrowers assents to any other action or delay in acting or failure to act on the part of the Banks with respect to the failure by any of the Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this §4.12, afford grounds for terminating, discharging or relieving any of the Borrowers, in whole or in part, from any of its Obligations under this §4.12, it being the intention of each of the Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Borrowers under this §4.12 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each of the Borrowers under this §4.12 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, re-construction or similar proceeding with respect to any of the Borrowers or the Banks. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any of the Borrowers or the Banks.

(f) To the extent any Borrower makes a payment hereunder in excess of the aggregate amount of the benefit received by such Borrower in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Borrower, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other Borrower such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other Borrower to the total Benefit Amount received by all Borrowers, and the right to such recovery shall be deemed to be an asset and property of such Borrower so funding; provided, that each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Banks or the Administrative Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Banks or the Administrative Agent hereunder or under any other Loan Document are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(g) Each of Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrences and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced, received by such Borrower as trustee for the Administrative Agent and be paid over to the Administrative Agent for the pro rata accounts of the Banks (in accordance with each Bank’s Commitment Percentage) to be applied to repay (or be held as security for the repayment of) the Obligations.

(h) The provisions of this §4.12 are made for the benefit of the Banks and their successors and assigns, and may be enforced in good faith by them from time to time against any or all of the Borrowers as often as the occasion therefor may arise and without requirement on the part of the Banks first to marshal any of their claims or to exercise any of their rights against any other Borrower or to exhaust any remedies available to them against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §4.12 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Banks upon the insolvency, bankruptcy or reorganization of any of the Borrowers or is repaid in good faith settlement of a pending or threatened avoidance claim, or otherwise, the provisions of this §4.12 will forthwith be reinstated in effect, as though such payment had not been made.

(i) Each of the Borrowers hereby appoints the Parent, and the Parent hereby agrees, to act as its representative and authorized signor with respect to any notices, demands, communications or requests under this Credit Agreement or the other Loan Documents, including, without limitation, with respect to Loan and Letter of Credit Requests and Compliance Certificates and pursuant to §20 of this Credit Agreement.

5. REPRESENTATIONS AND WARRANTIES.

The Borrowers jointly and severally represent and warrant to the Banks that on and as of the date of this Credit Agreement, each Drawdown Date, and the date of issuance of any Letter of Credit (with any disclosure on a schedule pursuant to this §5 applying to all relevant representations and warranties, regardless of whether such schedule is referenced in each relevant representation):

5.1. Corporate Authority.

(a) Incorporation; Good Standing. Each Borrower (i) is a corporation, limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation or organization and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of such Borrower.

(b) Authorization. The execution, delivery and performance of this Credit Agreement and the other Loan Documents and the transactions contemplated hereby and thereby (i) are within the authority of each Borrower, (ii) have been duly authorized by all necessary proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to any Borrower so as to materially adversely affect the assets, business or any activity of the Borrowers taken as a whole, and (iv) do not conflict with any provision of the corporate charter or bylaws of any Borrower, or any agreement or other instrument binding upon them.

(c) Enforceability. The execution, delivery and performance of the Loan Documents will result in valid and legally binding obligations of each of the Borrowers enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

5.2. Governmental Approvals. The execution, delivery and performance by the Borrowers of the Loan Documents and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

5.3. Title to Properties; Leases. The Borrowers own all of the assets reflected in the consolidated balance sheet as at the Interim Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

5.4. Financial Statements; Solvency; Fiscal Year.

(a) Financial Statements. There has been furnished to each of the Banks audited consolidated financial statements of the Borrowers dated as at the Balance Sheet Date. In addition, there have been furnished to the Banks consolidated balance sheets of the Borrowers dated as at the Interim Balance

Sheet Date and the related consolidated statements of operation for the fiscal quarter ending on the Interim Balance Sheet Date. Such financial statements have been prepared in accordance with GAAP (but, in the case of any of such financial statements which are unaudited, only to the extent GAAP is applicable to interim unaudited reports) and fairly present the financial condition of the Borrowers as at the close of business on the date thereof and the results of operations for the fiscal period then ended, subject, in the case of unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments and to the absence of complete footnotes. There are no contingent liabilities of the Borrowers involving material amounts, known to the officers of the Borrowers, which have not been disclosed in such balance sheets and the notes related thereto or otherwise in writing to the Banks.

(b) Solvency. The Borrowers on a consolidated basis (both before and after giving effect to the transactions contemplated by this Credit Agreement) are and will be solvent (i.e., they have assets having a fair value in excess of the amount required to pay their probable liabilities on their existing debts as they become absolute and matured) and have, and expect to have, the ability to pay their debts from time to time incurred in connection therewith as such debts mature.

(c) Fiscal Year. Each Borrower has a fiscal year which is the twelve (12) months ending on December 31 of each calendar year.

5.5. No Material Changes, etc. Since the Interim Balance Sheet Date, there have occurred no Material Adverse Changes in the financial condition or businesses of the Borrowers, as shown on or reflected in the consolidated balance sheet of any of the Borrowers as at the Interim Balance Sheet Date, or the consolidated statement of income for the fiscal period then ended. Since the Interim Balance Sheet Date, there have not been any Distributions, other than as permitted by §7.6 hereof.

5.6. Permits, Franchises, Patents, Copyrights, etc. Each Borrower possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

5.7. Litigation. Except as set forth in Schedule 5.7 and Schedule 5.16, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of any Borrower, threatened against any Borrower before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrowers as a whole, or materially impair the right of the Borrowers, taken as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrowers, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

5.8. No Materially Adverse Contracts, etc. No Borrower is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrowers. No Borrower is a party to any contract or agreement that has or is expected, in the judgment of the Borrowers’ officers, to have any materially adverse effect on the business of the Borrowers, taken as a whole.

5.9. Compliance with Other Instruments, Laws, etc. No Borrower is violating any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of any Borrower.

5.10. Tax Status. Each Borrower has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject (unless and only to the extent that such Borrower has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes, has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.

5.11. No Event of Default. No Default or Event of Default has occurred and is continuing.

5.12. Holding Company and Investment Company Acts. No Borrower is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

5.13. Absence of Financing Statements, etc. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of any Borrower or any rights relating thereto.

5.14. Employee Benefit Plans.

(a) In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. Each Borrower has heretofore delivered to the Administrative Agent the most recently completed annual report, Form 5500, with all required attachments, and the actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.

(b) Terminability of Welfare Plans. No Employee Benefit Plan, which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws. A Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of such Borrower without liability to any Person other than for claims arising prior to termination.

(c) Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and no Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of thirty (30) days notice has been waived), or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

(d) Multiemployer Plans. No Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. No Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

5.15. Use of Proceeds.

5.15.1. General. The proceeds of the Loans shall be used solely as follows: (a) to refinance existing Indebtedness of the Borrowers under the Existing Credit Agreement, (b) to finance acquisitions permitted pursuant to §7.4, (c) for capital expenditures, working capital and general corporate purposes, and (d) to repay drawings under letters of credit, including direct pay letters of credit supporting IRBs.

5.15.2. Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

5.15.3. Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Bank’s Affiliate.

5.16. Environmental Compliance. Each Borrower has investigated the past and present condition and usage of the Real Property and the operations conducted thereon and, based upon such diligent investigation, has determined that, except as shown on Schedule 5.16:

(a) No Borrower nor any operator of the Borrowers’ properties is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation would have a material adverse effect on the business, assets or financial condition of the Borrowers on a consolidated basis;

(b) no Borrower has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any of the Borrowers has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any Borrower conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) except where it would not have a material adverse effect on the value of the Real Property: (i) no portion of the Real Property has been used for the handling, processing, storage or disposal of Hazardous Substances; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Borrowers, or operators of the Real Property, no Hazardous Substances have been generated or are being used on such properties; (iii) there have been no unpermitted releases or threatened Releases of Hazardous Substances on, upon, into or from the Real Property; (iv) to the best of the Borrowers’ knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Property which, through soil or groundwater contamination, may have come to be located on such properties; and (v) in addition, when required under applicable Environmental Laws, any Hazardous Substances that have been generated on the Real Property have been transported offsite only by carriers having an identification number issued by the EPA, treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities, to the best of the Borrowers’ knowledge, have been and are operating in material compliance with such permits and applicable Environmental Laws; and

(d) none of the Real Property is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

5.17. Subsidiaries. Schedule 5.17 sets forth a complete and accurate list of the Subsidiaries of the Parent, including the name of each Subsidiary, the location of its chief executive office, its tax identification number, and its jurisdiction of incorporation or organization, together with the number of authorized and outstanding Equity Interests of each Subsidiary. Each Subsidiary listed on Schedule 5.17 is wholly owned by the

Parent or a Subsidiary of the Parent and is a Borrower hereunder, 100% of the assets (other than motor vehicle titles and real estate) and stock or other equity interests of which have been pledged to the Administrative Agent on behalf of the Banks pursuant to the Security Documents. The Parent has good and marketable title to all of the Equity Interests it purports to own of each such Subsidiary, free and clear in each case of any lien or encumbrance. All such Equity Interests have been duly issued and are fully paid and non-assessable. None of the Borrowers is engaged in any joint venture or partnership with any other Person.

5.18. True Copies of Charter and Other Documents. Each Borrower has furnished the Administrative Agent copies, in each case true and complete as of the Closing Date, of its (a) charter and other incorporation documents and (b) by-laws, each including any amendments thereto.

5.19. Disclosure. None of this Credit Agreement, nor any of the other Loan Documents, nor any document or information furnished by the Borrowers in connection therewith contains any untrue statement of a material fact or omits to state a material fact (known to any Borrower in the case of any document or information not furnished by the Borrowers) necessary in order to make the statements herein or therein not misleading. There is no fact known to any Borrower which materially adversely affects, or which is reasonably likely in the future to materially adversely affect, the business, assets, or financial condition of any Borrower, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions.

5.19.1. Capitalization.

(a) As of the Closing Date, the authorized capital stock of the Parent consists of 80,000,000 shares of common stock (no par value) of which 13,820,705 shares are outstanding as of the Closing Date, and 10,000,000 shares of preferred stock (par value $.01 per share) of which no shares are outstanding as of the Closing Date. All of such outstanding shares are fully paid and non-assessable.

(b) The Equity Interests of the Borrowers (other than the Parent) pledged to the Administrative Agent pursuant to the Membership Interest Pledge Agreements are held of record as set forth on Annex A to the Membership Interest Pledge Agreements. Such Equity Interests constitute, of record, 100% of the outstanding Equity Interests of each such Subsidiary, and, to the Borrowers’ knowledge, on a fully-diluted basis, 100% of such outstanding Equity Interests.

6. AFFIRMATIVE COVENANTS OF THE BORROWERS.

The Borrowers jointly and severally covenant and agree that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

6.1. Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, fees and all other amounts provided for in this Credit Agreement and the other Loan Documents, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

6.2. Maintenance of Office. Each Borrower will maintain its chief executive office at 3301 Benson Drive, Suite 601, Raleigh, North Carolina 27609, or at such other place in the United States of America as such Borrower shall designate upon thirty (30) days prior written notice to the Administrative Agent.

6.3. Records and Accounts. Each Borrower will (i) keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage the Accountants as the independent certified public accountants of the Borrowers.

6.4. Financial Statements, Certificates and Information. The Borrowers will deliver to each of the Banks:

(a) as soon as practicable, but, in any event not later ninety (90) days after the end of each fiscal year of the Parent, the consolidated and consolidating balance sheets of the Parent as at the end of such year, statements of cash flows, and the related consolidated and consolidating statements of operations, each setting forth in comparative form the figures for the previous fiscal year, all such consolidated and consolidating financial statements to be in reasonable detail, prepared in accordance with GAAP and, with respect to the consolidated financial statements, certified by the Accountants;

(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each fiscal quarter of the Borrowers, copies of the consolidated and consolidating balance sheets and statement of operations of the Parent as at the end of such quarter, subject to year end adjustments, the related statement of cash flows, all in reasonable detail and prepared in accordance with GAAP, with a certification by the principal financial or accounting officer of each Borrower (the “CFO”) that the consolidated financial statements are prepared in accordance with GAAP and fairly present the consolidated financial condition of the Borrowers as at the close of business on the date thereof (subject to year-end adjustments) and the results of operations for the period then ended;

(c) simultaneously with the delivery of the financial statements referred to in (a) and (b) above, a statement in the form of Exhibit D hereto (the “Compliance Certificate”) certified by the CFO that the Borrowers are in compliance with the covenants contained in §§6, 7 and 8 hereof, as of the end of the applicable period and setting forth in reasonable detail computations evidencing such compliance, provided that if the Borrowers shall at the time of issuance of such certificate or at any other time obtain knowledge of any Default or Event of Default, the Borrowers shall include in such certificate or otherwise deliver forthwith to the Banks a certificate specifying the nature and period of existence thereof and what action the Borrowers propose to take with respect thereto;

(d) annually or at such other time as may be requested by the Administrative Agent, copies of the financial statements, financial projections, annual budget and business plan concerning the Borrowers in substantially the same form in which such information is supplied to the boards of directors of the Borrowers;

(e) contemporaneously with, or promptly following, the filing or mailing thereof, copies of all material of a financial nature filed with the SEC or sent to the stockholders of the Borrowers; and

(g) from time to time, such other financial data and other information (including accountants’ management letters) as any Bank may reasonably request.

The Borrowers hereby acknowledge that (i) the Administrative Agent will make available to the Banks and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Bank”). The Borrowers hereby agree that (w) all Borrower Materials that are to be made available to Public Banks shall be clearly and conspicuously marked “PUBLIC” by the Borrowers, which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC”, the Borrowers shall be deemed to have authorized the Administrative Agent, the Issuing Bank and the Banks to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor”.

6.5. Corporate Existence and Conduct of Business. Each Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or other organizational existence, corporate rights and franchises; effect and maintain its foreign qualifications, licensing, domestication or authorization except as terminated by such Borrower’s Board of Directors in the exercise of its reasonable judgment and except where the failure of a Borrower to remain so qualified would not materially adversely impair the financial condition of the Borrowers on a consolidated basis; use its best efforts to comply with all applicable laws; and shall not become obligated under any contract or binding arrangement which, at the time it was entered into would materially adversely impair the financial condition of the Borrowers on a consolidated basis. Each Borrower will continue to engage primarily in the businesses now conducted by it and in related businesses.

6.6. Maintenance of Properties. The Borrowers will cause all material properties used or useful in the conduct of their businesses to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrowers may be necessary so that the businesses carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this section shall prevent the Borrowers from discontinuing the operation and maintenance of any of their properties if such discontinuance is, in the judgment of the Borrowers, desirable in the conduct of their business and which does not in the aggregate materially adversely affect the businesses of the Borrowers on a consolidated basis.

6.7. Insurance. The Borrowers will maintain with financially sound and reputable insurance companies, funds or underwriters insurance of the kinds, covering the risks (other than risks arising out of or in any way connected with personal liability of any officers and directors thereof) and in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Borrowers, such insurance to be in form and substance satisfactory to the Administrative Agent. In addition, the Borrowers will furnish from time to time, upon the Administrative Agent’s request, a summary of the insurance coverage of each of the Borrowers, which summary shall be in form and substance satisfactory to the Administrative Agent and, if requested by the Administrative Agent, will furnish to the Administrative Agent copies of the applicable policies, naming the Administrative Agent as loss payee and/or additional insured (as applicable) thereunder.

6.8. Taxes. The Borrowers will duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions which in the aggregate are not material to the business or assets of any Borrower on an individual basis or of the Borrowers on a consolidated basis) imposed upon it and its real properties, sales and activities, or any material part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies, which if unpaid might by law become a lien or charge upon any material portion of its property, unless such lien is a Permitted Lien; provided, however, that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower shall have set aside on its books adequate reserves with respect thereto; and provided, further, that the Borrowers will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Borrowers do not intend to treat the Loans, Letters of Credit and/or related transactions hereunder as being a “reportable transaction” (within the meaning of Treasury Regulation §1.6011-4).

6.9. Inspection of Properties, Books, and Contracts. The Borrowers will permit any and all of the Banks, the Administrative Agent or any of their designated representatives, upon reasonable notice and during normal business hours, to visit and inspect any of their properties, to examine their books of account (including the making of periodic accounts receivable reviews), or contracts (and to make copies thereof and extracts therefrom), and to discuss their affairs, finances and accounts with, and to be advised as to the same by, their officers, all at such times and intervals as any of the Banks may reasonably request.

6.10. Compliance with Laws, Contracts, Licenses and Permits; Maintenance of Material Licenses and Permits. The Borrowers will (i) comply with the provisions of their charter documents and by-laws and all agreements and instruments by which they or any of their properties may be bound; and (ii) comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including, without limitation, all environmental permits (“Applicable Laws”), except where noncompliance with such Applicable Laws would not have a material adverse effect in the aggregate on the consolidated financial condition, properties or businesses of the Borrowers. If at any time while the Notes, or any Loan or Letter of Credit is outstanding or any Bank or the Administrative Agent has any obligation to make Loans or any Issuing Bank has any obligation to issue Letters of Credit hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrowers may fulfill any of their obligations hereunder, the Borrowers will immediately take or cause to be taken all reasonable steps within the power of the Borrowers to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.

6.11. Environmental Indemnification. Each Borrower covenants and agrees that it will indemnify and hold the Banks harmless from and against any and all claims, expense, damage, loss or liability incurred by the Banks (including all costs of legal representation incurred by the Banks) relating to (a) any release or threatened release of hazardous substances on the Real Property; (b) any violation of any Environmental Laws with respect to conditions at the Real Property or the operations conducted thereon; or (c) the investigation or remediation of offsite locations at which any Borrower or its predecessors are alleged to have directly or indirectly disposed of hazardous substances. It is expressly acknowledged by each Borrower that this covenant of indemnification shall include all claims, expenses, damages, losses or liabilities incurred by the Banks relating to the foregoing except those which result from the gross negligence or willful misconduct of any Bank, and this covenant shall survive any foreclosure or any modification, release or discharge of the Loan Documents or the payment of the Loans and shall inure to the benefit of the Banks, their successors and assigns.

6.12. Further Assurances. The Borrowers will cooperate with the Banks and execute such further instruments and documents as any of the Banks shall reasonably request to carry out to the Banks’ satisfaction the transactions contemplated by this Credit Agreement and the Loan Documents.

6.13. Notice of Potential Claims or Litigation. The Borrowers will deliver to the Banks, within thirty (30) days of receipt thereof, written notice of the initiation of any action, claim, complaint, or any other notice of dispute or potential litigation (including without limitation any alleged violation of any Environmental Law), wherein the potential liability is in excess of $1,000,000, together with a copy of each such notice received by any Borrower.

6.14. Notice of Certain Events Concerning Insurance and Environmental Claims.

(a) The Borrowers will provide the Banks with written notice as to any material cancellation or material change in any insurance of the Borrowers within ten (10) Business Days after the Borrowers’ receipt of any notice (whether formal or informal) of such cancellation or change by any of their insurers.

(b) The Borrowers will promptly notify the Banks in writing of any of the following events:

(1) upon any Borrower obtaining knowledge of any violation of any Environmental Law regarding the Real Property or any Borrower’s operations, which violation could have a material adverse effect on the Real Property or on such Borrower’s operations;

(2) upon any Borrower obtaining knowledge of any potential or known Release or threat of Release of any Hazardous Substance at, from, or into the Real Property which any Borrower reports in writing or is reportable by it in writing to any governmental authority and which is material in amount or nature or which could materially affect the value of the Real Property;

(3) upon any Borrower’s receipt of any notice of violation of any Environmental Laws or of any Release or threatened Release of Hazardous Substances, including a notice or claim of liability or potential responsibility from any third party (including without limitation any federal, state or local governmental officials) and including notice of any formal inquiry, proceeding, demand, investigation or other action with regard to (A) any Borrower’s or any Person’s operation of the Real Property, (B) contamination on, from or into the Real Property, or (C) investigation or remediation of offsite locations at which any Borrower or any of its predecessors is alleged to have directly or indirectly Disposed of Hazardous Substances, which violation or Release in any such case could have a material adverse effect on the Real Property or on any Borrower’s operations; or

(4) upon any Borrower obtaining knowledge that any material expense or loss has been incurred by such governmental authority in connection with the assessment, containment, removal or remediation of any Hazardous Substances with respect to which any Borrower may be liable or for which a lien may be imposed on the Real Property.

6.15. Notice of Default, Material Change, etc. The Borrowers will promptly notify the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of Indebtedness, indenture or other obligation evidencing Indebtedness in excess of $1,000,000 as to which any Borrower is a party or obligor, whether as principal or surety, the Borrowers shall forthwith give written notice thereof to the Banks, describing the notice of action and the nature of the claimed default. The Borrowers will promptly notify the Banks in writing upon the occurrence of any Material Adverse Change.

6.16. New Subsidiaries.

(a) Any newly-created or acquired Subsidiaries permitted under §7.4 shall become Borrowers hereunder by (i) signing a joinder agreement or entering into an amendment to this Credit Agreement and the Security Documents, as applicable, with the other parties hereto and thereto, in form and substance satisfactory to the Administrative Agent, providing that such Subsidiary shall become a Borrower hereunder, 100% of the Equity Interests and assets (other than motor vehicle titles and real estate) of which shall be pledged to the Collateral Agent for the benefit of the Banks and the Noteholders in accordance with the Intercreditor Agreement, and (ii) providing such other documentation as the Banks or the Administrative Agent may reasonably request, including, without limitation, documentation with respect to the conditions specified in §9 hereof. In such event, the Administrative Agent is hereby authorized by the parties to amend Schedule 5.17 to include such new Subsidiary.

(b) The Parent shall at all times directly or indirectly through a Subsidiary own all of the Equity Interests of each of the Subsidiaries, and such Equity Interests shall at all times, except with respect to Permitted Transfers, be pledged to the Collateral Agent for the benefit of the Banks and the Noteholders pursuant to a Pledge Agreement.

6.17. Employee Benefit Plans. The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service, upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension

Plan and (ii) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

7. CERTAIN NEGATIVE COVENANTS OF THE BORROWERS.

Each Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit:

7.1. Restrictions on Indebtedness. No Borrower shall become or be a guarantor or surety of, or otherwise create, incur, assume, or be or remain liable, contingently or otherwise, with respect to any Indebtedness, or become or be responsible in any manner (whether by agreement to purchase any obligations, stock, assets, goods or services, or to supply or advance any funds, assets, goods or services or otherwise) with respect to any undertaking or Indebtedness of any other Person, or incur any Indebtedness other than:

(a) Indebtedness to the Banks and the Administrative Agent arising under any of the Loan Documents;

(b) incurrence by any Borrower of guaranty, suretyship or indemnification obligations in connection with such Borrower’s performance of services for its respective customers in the ordinary course of its business;

(c) Indebtedness of one Borrower (other than a Designated LLC) to another Borrower (other than a Designated LLC);

(d) other Indebtedness existing on the date hereof and listed and described on Schedule 7.1;

(e) Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets (including existing Indebtedness of any Subsidiary acquired after the Closing Date (the “Acquired Subsidiary”) originally incurred by the Acquired Subsidiary in connection with the lease or acquisition of property or fixed assets used in the business of the Acquired Subsidiary) not to exceed $25,000,000 in the aggregate;

(f) Indebtedness with respect to the Permitted Subordinated Debt Offering not to exceed $200,000,000, and Seller Subordinated Debt not to exceed $25,000,000, at any time outstanding;

(g) Indebtedness with respect to landfill closure bonds of the Borrowers in an aggregate amount not to exceed $50,000,000;

(h) Indebtedness with respect to IRBs, provided that, other than with respect to L/C Supported IRBs, such Indebtedness shall not exceed $75,000,000 in aggregate amount at any time outstanding;

(i) Noteholders’ Debt in principal amount not to exceed $75,000,000;

(j) Indebtedness of the Borrowers to the Designated LLCs which is evidenced by Designated Intercompany Debentures, in an aggregate amount not to exceed $100,000,000;

(k) Indebtedness of a Designated LLC to a Borrower, whether in the form of intercompany payables, advances, notes or debentures, each of which is pledged to the Collateral Agent, the proceeds of which are loaned or contributed as capital to a direct or indirect Subsidiary of such Designated LLC, which Subsidiary is a Borrower (and not a Designated LLC); provided that the aggregate amount of all such Indebtedness permitted under this §7.1(k) shall not exceed $100,000,000;

(l) Indebtedness of the Borrowers in respect of Swap Contracts satisfactory to the Administrative Agent;

(m) Indebtedness in respect of Bank Product Obligations entered into with the Administrative Agent, any Bank or any of their Affiliates;

(n) Indebtedness of the Borrowers under fuel price swaps, fuel price caps, and fuel price collar or floor agreements, and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices with respect to fuel purchased in the ordinary course of business of the Borrowers (“Fuel Derivatives Obligations”); and

(o) Other Indebtedness of the Borrowers of up to $15,000,000 to a seller in connection with any acquisition permitted by §7.4 hereof.

provided that if the creation, incurrence, assumption or existence of any Indebtedness would constitute a default or an event of default under the Noteholders’ Debt or the Permitted Subordinated Debt Offering, then the creation, incurrence, assumption or existence of such Indebtedness shall not be permitted hereunder.

7.2. Restrictions on Liens. No Borrower shall create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any property or assets of any character, whether now owned or hereafter acquired, or upon the income or profits therefrom; or transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; or acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; or suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it which if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles or chattel paper, with or without recourse, except as follows (the “Permitted Liens”):

(a) liens to secure taxes, assessments and other government charges or claims for labor, material or supplies in respect of obligations not overdue;

(b) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(c) liens in respect of judgments or awards which have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the applicable Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and in respect of which such Borrower maintains adequate reserves;

(d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, provided that such liens may continue to exist for a period of more than 120 days if the validity or amount thereof shall currently be contested by the applicable Borrower in good faith and if such Borrower shall have set aside on its books adequate reserves with respect thereto as required by GAAP, and provided further that such Borrower will pay any such claim forthwith upon commencement of proceedings to foreclose any such lien;

(e) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which any Borrower is a party, and other minor liens or encumbrances none of which in the opinion of such Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of such Borrower, which defects do not individually or in the aggregate have a materially adverse effect on the business of such Borrower individually or of the Borrowers on a consolidated basis;

(f) liens existing on the date hereof and listed on Schedule 7.2 of the Disclosure Schedule delivered herewith;

(g) liens in favor of the Collateral Agent for the benefit of the Administrative Agent and the Banks and the Noteholders under the Security Documents;

(h) purchase money security interests in or purchase money mortgages on real or personal property acquired after the date hereof to secure purchase money Indebtedness of the type permitted by §7.1(e), incurred in connection with the acquisition of such property, which security interests cover only the real or personal property so acquired; and

(i) liens, whether created by contract, law, regulation or ordinance, securing Indebtedness permitted by §7.1(b), provided that any security granted therefor is limited to (i) rights to payment under, and use of equipment or related assets to perform, the contracts to which such guaranty or suretyship obligations relate, and (ii) other liens arising under the laws of suretyship.

7.3. Restrictions on Investments. No Borrower shall purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or other obligations or securities of, or any interest in, any other Person, or make or commit to make any acquisition under §7.4, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any other Person, other than:

(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase;

(b) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having unimpaired capital and surplus in excess of $250,000,000;

(c) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;

(d) Investments existing on the date hereof and listed on Schedule 7.3 of the Disclosure Schedule delivered herewith;

(e) Investments permitted under §7.4;

(f) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or surplus in the ordinary course of business;

(g) Investments consisting of loans and advances by any Borrower to another Borrower (other than a Designated LLC);

(h) Investments consisting of the applicable Borrower’s ownership interests in the Designated LLCs (and the related capital contributions in respect thereof) as set forth in Schedule 7.3 and Investments in the Borrowers by the Designated LLCs constituting Indebtedness permitted under §7.1; and

(i) other Investments not to exceed the sum of $20,000,000 in the aggregate at any one time outstanding.

7.4. Merger, Consolidation and Disposition of Assets.

7.4.1. Mergers and Acquisitions. The Borrowers will not become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition (other than the acquisition of assets in the ordinary course of business consistent with past practices) except the merger or consolidation of, or asset or stock acquisitions between existing Borrowers and except as otherwise provided in this §7.4.1. The Borrowers may purchase or otherwise acquire all or substantially all of the assets or stock or other equity interests of any other Person provided that:

(a) the Borrowers are in current compliance with and, giving effect to the proposed acquisition (including any borrowings made or to be made in connection therewith), will continue to be in compliance with all of the covenants in §8 hereof on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement; provided, that, in the case of transactions involving cash consideration to be paid by the Borrowers (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed) in excess of $10,000,000, the Administrative Agent and the Banks shall have received a Compliance Certificate demonstrating compliance with §8 on a pro forma historical combined basis as if the transaction occurred on the first day of the period of measurement (any acquisition requiring cash consideration (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed) in excess of $10,000,000 being referred to as a “Material Acquisition”);

(b) at the time of such acquisition, no Default or Event of Default has occurred and is continuing, and such acquisition will not otherwise create a Default or an Event of Default hereunder;

(c) the business to be acquired is predominantly in the same lines of business as the Borrowers, or businesses reasonably related or incidental thereto (e.g., non-hazardous solid waste collection, transfer, hauling, recycling, or disposal);

(d) the business to be acquired operates predominantly in the continental United States and/or Canada;

(e) all of the assets to be acquired shall be owned by an existing or newly created Subsidiary of the Parent which Subsidiary shall be a Borrower, 100% of the assets (other than motor vehicle titles and real estate) and stock or other equity interests of which have been or, simultaneously with such acquisition, will be pledged to the Collateral Agent on behalf of the Banks and the Noteholders in accordance with the Intercreditor Agreement or, in the case of a stock or other equity interest acquisition, the acquired company, simultaneously with such acquisition, shall become a Borrower or shall be merged with and into a wholly owned Subsidiary that is a Borrower and such newly acquired or created Subsidiary shall otherwise comply with the provisions of §6.16 hereof;

(f) not later than seven (7) days prior to the proposed acquisition date, a copy of the purchase agreement and financial projections, together with audited (if available, or otherwise unaudited) financial statements for any Subsidiary to be acquired or created, for the preceding two (2) fiscal years or such shorter period of time as such Subsidiary has been in existence shall have been furnished to the Administrative Agent, only in cases of Material Acquisitions or upon request by the Administrative Agent;

(g) not later than seven (7) days prior to the proposed acquisition date, (1) a summary of the Borrowers’ results of their standard due diligence review, and (2) in the case of a landfill acquisition, a review by a Consulting Engineer and a copy of the Consulting Engineer’s report shall have been furnished to the Administrative Agent, only in cases of Material Acquisitions or upon request by the Administrative Agent;

(h) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition;

(i) if such acquisition is made by a merger, a Borrower, or a wholly-owned Subsidiary of the Parent which shall become a Borrower in connection with such merger, shall be the surviving entity;

(j) cash consideration to be paid by such Borrower in connection with any such acquisition or series of related acquisitions (including cash deferred payments, contingent or otherwise, and the aggregate amount of all Funded Debt assumed), shall not exceed $20,000,000 without the consent of the Administrative Agent and the Required Banks; and

(k) the terms and conditions of any Indebtedness incurred or assumed by such Borrower in connection with any such acquisition or series of related acquisitions (other than Indebtedness permitted under §7.1(e)) shall be satisfactory to the Administrative Agent.

7.4.2. Disposition of Assets. The Borrowers will not become a party to or agree to or effect any disposition of assets, other than (a) the sale of inventory, the licensing of intellectual property and the disposition of obsolete assets, in each case in the ordinary course of business consistent with past practices; (b) a disposition of assets from a Borrower to any other Borrower; (c) the sale or exchange of routes which in the business judgment of the Borrowers does not cause a Material Adverse Change; (d) assets (and, if applicable, related capital stock) with a fair market value of less than ten million ($10,000,000) dollars per year transferred in connection with an asset sale or swap, which such sale or swap in the business judgment of the Borrowers does not cause a Material Adverse Change and (e) assets with a fair market value in excess of ten million ($10,000,000) dollars with the prior written consent of the Administrative Agent, the Required Banks and the Noteholders.

7.5. Sale and Leaseback. The Borrowers shall not enter into any arrangement, directly or indirectly, whereby any Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property which such Borrower intends to use for substantially the same purpose as the property being sold or transferred, without the prior written consent of the Required Banks.

7.6. Restricted Distributions and Redemptions. The Borrowers shall not redeem, convert, retire or otherwise acquire any of its Equity Interests, or make any Distributions, except that (i) any Borrower may make Distributions to another Borrower and (ii) the Borrowers may make cash dividend payments during any four fiscal quarters in an aggregate amount not to exceed 50% of Consolidated Net Income for such period, and (iii) the Parent may purchase shares of its Equity Interests in an aggregate amount not to exceed $25,000,000, provided that after giving effect to any such purchase, the Leverage Ratio shall not exceed 4:00:1.00. In addition, the Borrowers shall not effect or permit any change in or amendment to any document or instrument pertaining to the terms of any Borrower’s Equity Interests. Notwithstanding the foregoing, no Borrower shall make any Distribution under this §7.6 if a Default or Event of Default exists or would be created by the making of such Distribution.

7.7. Debt Modification, etc. The Borrowers will not (i) amend, supplement or otherwise modify the terms of any Subordinated Debt other than to extend or defer the time for payments to be made thereunder, (ii) pay (except as permitted by the terms of the subordination agreement), redeem or repurchase any Subordinated Debt or (iii) amend, supplement or otherwise modify any event of default or any negative and financial covenant contained in the Noteholders’ Debt (other than the Conforming Amendment) without the consent of the Required Banks. Prior to any principal payment or prepayment of the Noteholders’ Debt, the Borrowers shall deliver to the Administrative Agent a certificate setting forth in reasonable detail computations evidencing the pro forma effect of the contemplated payment on the Borrowers’ compliance with the covenants contained in §8 hereof.

7.8. Employee Benefit Plans. No Borrower nor any ERISA Affiliate will

(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any Borrower; or

(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or

(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any Borrower pursuant to §302(f) or §4068 of ERISA; or

(d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or

(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

7.9. Negative Pledges. Except for Permitted Liens and subject to the Intercreditor Agreement, no Borrower shall enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits such Borrower from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest in favor of the Administrative Agent for the benefit of the Banks and the Administrative Agent under the Loan Documents other than customary anti-assignment provisions in leases and licensing agreements entered into by such Borrower in the ordinary course of its business.

7.10. Business Activities. No Borrower will engage directly or indirectly (whether through Subsidiaries or otherwise) in any type of business other than the businesses conducted by the Borrowers on the Closing Date and in related businesses.

7.11. Transactions with Affiliates. No Borrower will engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms more favorable to such Person than would have been obtainable on an arm’s-length basis in the ordinary course of business.

7.12. Transfer Rights.

(a) Notwithstanding any provisions contained herein, transfers of Designated Property (each, a “Permitted Transfer” and collectively, “Permitted Transfers”) will be permitted while the Sampson County Bonds are issued and outstanding, provided, that the following conditions are met:

(1) such Permitted Transfer is made for fair market value;

(2) the proceeds of such Permitted Transfer are applied to pay down the outstanding Revolving Credit Loans (but without a permanent reduction of the Total Commitment);

(3) in the case of a transfer of the ownership interests in a Designated LLC, the Designated LLC subject to such transfer shall reaffirm its joint and several Obligations by entering into a Guaranty Agreement in form and substance satisfactory to the Administrative Agent and the Noteholders (the “Designated Guaranty”); and

(4) all assets of a transferred Designated LLC other than Designated Property shall remain subject to the lien thereon that has been granted to the Collateral Agent for the benefit of the Banks and the Noteholders for the Obligations, and both the transferee of such Designated LLC and the Designated LLC shall each have acknowledged the full force and effect of such lien and Designated Guaranty executed by such Designated LLC pursuant to (iii) above.

(b) In the event of a proposed Permitted Transfer of any membership units or interests of a Designated LLC or any Designated Property, the proposed transferor will give the Collateral Agent and the Administrative Agent at least fifteen Business Days prior written notice of the proposed Permitted Transfer. Subject to the Administrative Agent’s election to exercise its rights of first refusal as set forth below, the Collateral Agent will, in accordance with §24 of the Security Agreement, and within ten Business Days of receipt of such notice, endorse, assign and deliver to the transferor the requested certificates, if any, of membership units or ownership interests, or any other Designated Property in the Collateral Agent’s possession or under its control, which are included in the Permitted Transfer by the transferor and any other instruments or documents evidencing the ownership of such membership units or ownership interest or Designated Property in the Collateral Agent’s possession or under its control, in accordance with §24 of the Security Agreement. Upon receipt of the proceeds of the Permitted Transfer for application to the Revolving Credit Loans (but without a permanent reduction of the Total Commitment), the Collateral Agent, the Banks and the Noteholders shall have no further interest or right to such membership units or interests or such Designated Property, and, if requested by transferor or transferor’s transferee, the Collateral Agent (in accordance with §24 of the Security Agreement) shall execute an appropriate termination of the lien with respect to such units or interests, or such Designated Property, as applicable; provided that any Designated LLC subject to a Permitted Transfer shall retain its joint and several Obligations by entering into a Designated Guaranty and the liens on the assets of such Designated LLC (other than Designated Property) granted to the Collateral Agent for the benefit of the Banks and the Noteholders for the Obligations shall continue in force and shall be reaffirmed by the Designated LLC as a condition of the Permitted Transfer. To the extent that, notwithstanding the above, any Permitted Transfer of membership units or ownership interests or Designated Property by a Borrower occurs after the Designated Property Notice Period, the proceeds shall be applied to pay the outstanding Obligations and shall permanently reduce the Commitment by the amount allocated to the Revolving Credit Loans pursuant to the terms of the Intercreditor Agreement.

(c) After the beginning of the Designated Property Notice Period, the provisions set forth in this Credit Agreement and Loan Documents allowing the Permitted Transfers shall terminate, until such time, if ever, as restored by the written election of the Administrative Agent.

(d) Right of First Refusal. If at any time following March 31, 2001, the owner of Designated Property (the “Seller of Designated Property”) receives a bona fide offer from a third party to purchase all or any part of the Designated Property for a purchase price that has been reached through arms-length negotiation and the Seller of Designated Property wishes to accept such offer (the “Third Party Offer”), that Seller of Designated Property shall, as a condition precedent to his or her right to sell such Designated Property to the third party, comply with the following procedure:

1. By written notice (the “Notice of Sale of Designated Property”), the Seller of Designated Property shall inform the Collateral Agent of the Third Party Offer. The Notice must contain the name of the offeror, a description of the Designated Property to be sold, the purchase price, the proposed closing date (which shall in no event be sooner than twenty Business Days from the date of the Notice of Sale of Designated Property), all other terms and conditions of the Third Party Offer and shall further contain an offer to sell all of such Designated Property to the Collateral Agent or its assign pursuant to the terms and provisions of this §7.12(d) and on the same terms and conditions contained in the Third Party Offer.

2. The Collateral Agent may elect, in accordance with §24 of the Security Agreement, with the consent of the Required Banks, the Required Holders and the Administrative Agent, exercisable within twenty Business Days of the receipt of the Notice of Sale of Designated Property, to purchase all of such Designated Property contained in the Third Party Offer. In addition, the Collateral Agent, in accordance with §24 of the Security Agreement, with the consent of the Required Banks, the Noteholders and the Administrative Agent, shall be entitled to assign its right to purchase such Designated Property to one or more third parties.

3. If the Collateral Agent shall elect to purchase all of such Designated Property, it shall, in accordance with §24 of the Security Agreement, deliver notice of the exercise of its option to the Seller of Designated Property not later than the expiration of the twentieth Business Day following receipt of the Notice of Sale of Designated Property. In addition, if the Collateral Agent shall assign some or all of its right to purchase such Designated Property to a third party, it shall, in accordance with §24 of the Security Agreement, deliver notice of such assignment, together with notice of Designated Property to be purchased by such third party, not later than the twentieth Business Day following receipt of the Notice of Sale of Designated Property. Following delivery of the Collateral Agent’s (or the third party’s) notice of the exercise of the option granted herein to purchase such Designated Property, the Collateral Agent (or such third party) shall, in accordance with §24 of the Security Agreement, set a closing date, which shall be not later than thirty days following the delivery of the Collateral Agent’s (or the third party’s) notice of exercise of right to purchase such Designated Property.

4. To the extent that the Collateral Agent and its assigns shall not elect to purchase all of such Designated Property, the Seller of Designated Property shall thereafter be entitled to sell all of such Designated Property upon the terms and conditions set forth in the Notice of Sale of Designated Property. Any modification of such terms and conditions shall require additional compliance with the provisions of this §7.12(d).

7.13. Operating Leases. Annual rental payments with respect to Equipment Operating Leases shall not exceed $5,000,000 in any fiscal year.

8. FINANCIAL COVENANTS OF THE BORROWERS.

The Borrowers agree that, so long as any Obligation is outstanding or the Banks have any obligation to make Loans or any Issuing Bank has any obligation to issue, extend or renew any Letters of Credit hereunder:

8.1. Funded Debt to EBITDA. The Borrowers will not permit the ratio of (x) Funded Debt as at the end of any fiscal quarter to (y) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date (the “Leverage Ratio”) to be greater than (a) 4:25:1.00 prior to the Permitted Subordinated Debt Offering; or (b) 4:75:1.00 thereafter.

8.2. Senior Funded Debt to EBITDA. The Borrowers will not permit the ratio of (x) Senior Funded Debt as at the end of any fiscal quarter to (y) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date (the “Senior Leverage Ratio”) to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarters Ending	Ratio
December 31, 2005 through December 31, 2007	3.85:1.00
March 31, 2008 and thereafter	3.75:1.00

provided, however, notwithstanding the above, from and after the Permitted Subordinated Debt Offering, the Senior Leverage Ratio shall not exceed 3:00:1.00

8.3. Consolidated Net Worth. Commencing with the fiscal quarter ending March 31, 2006, the Borrowers will not permit their Consolidated Net Worth at the end of any fiscal quarter to be less than the sum of $100,000,000 plus the sum of (a) 50% of positive Consolidated Net Income for each fiscal quarter, beginning with the fiscal quarter ended June 30, 2006, and (b) 100% of the net proceeds of any sale by the Borrowers of (i) equity securities issued by the Borrowers or (ii) warrants or subscription rights for equity securities issued by the Borrowers.

8.4. Interest Coverage. As of the end of any fiscal quarter, the Borrowers will not permit the ratio of (x) EBITDA for the period of four (4) consecutive fiscal quarters ending on such date to (y) Consolidated Total Interest Expense for such period to be less than 2.75:1.00:

8.5. Capital Expenditures. Capital Expenditures for any fiscal year shall not exceed 2.00 times the actual depreciation expenses, landfill depletion and amortization expenses incurred in such fiscal year.

9. CLOSING CONDITIONS.

The obligations of the Banks to make the Loans and of the Issuing Banks to issue any Letters of Credit on the Closing Date and otherwise be bound by the terms of this Credit Agreement shall be subject to the satisfaction of the following conditions precedent:

9.1. Corporate Action. All corporate action necessary for the valid execution, delivery and performance by the Borrowers of this Credit Agreement and the other Loan Documents shall have been duly and effectively taken, and satisfactory evidence thereof shall have been provided to the Administrative Agent.

9.2. Loan Documents, etc.

9.2.1. Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks.

9.2.2. Noteholders’ Documents and Consents. The Administrative Agent shall have received copies of the Noteholders’ Documents, as amended through the Closing Date. The Prudential Conforming Amendment, shall be in effect as of the Closing Date, and the Noteholders shall have consented to the transactions herein and to certain amendments of the Intercreditor Agreement, in each case in form satisfactory to the Administrative Agent and the Banks.

9.3. Certified Copies of Charter Documents. Each of the Banks shall have received from each Borrower a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws or operating agreement as in effect on such date.

9.4. Incumbency Certificate. Each of the Banks shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Borrower, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Borrower, each of the Loan Documents to which such Borrower is or is to become a party; (ii) in the case of the Parent, to make Loan and Letter of Credit Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.

9.5. Validity of Liens. The Security Documents shall be effective to create in favor of the Collateral Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in and lien upon the Collateral for the benefit of the Banks and the Noteholders, in accordance with the Intercreditor Agreement. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected. The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

9.6. Perfection Certificates and UCC Search Results. The Collateral Agent shall have received from each Borrower a completed and fully executed Perfection Certificate and the results of UCC searches with respect to the Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Collateral Agent.

9.7. Certificates of Insurance. The Administrative Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

9.8. Opinion of Counsel. Each of the Banks and the Administrative Agent shall have received a favorable legal opinion from counsel to the Borrowers addressed to the Banks and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent.

9.9. Payment of Fees. The Borrowers shall have paid all fees due and payable on the Closing Date to the Banks, the Administrative Agent, the Administrative Agent’s Special Counsel and the Arranger.

9.10. Payoff. The Administrative Agent shall have received evidence satisfactory to the Administrative Agent in connection with the refinancing of the Existing Credit Agreement and disbursement instructions from the Borrowers regarding the same.

9.11. Funded Debt to EBITDA on Closing Date. The Administrative Agent shall have received a certificate of a duly authorized officer of the Parent, dated as of the Closing Date, and in form and detail satisfactory to the Administrative Agent and the Banks, demonstrating that, after giving effect to the transactions contemplated hereby (including, without limitation, after giving effect to all borrowings under the Credit Agreement and all credit exposure), the ratio of (x) Funded Debt as at the Closing Date to (y) EBITDA for the period of four (4) consecutive fiscal quarters ending on September 30, 2005 such date shall not exceed 3.25 to 1.00.

9.12. Consents and Approvals. The Administrative Agent shall have received evidence that all consents and approvals necessary to complete all transactions contemplated hereby have been obtained.

10. CONDITIONS TO ALL BORROWINGS.

The obligations of the Banks to make any Loan, and of any Issuing Bank to issue, extend or amend any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

10.1. Representations True; No Event of Default.

(a) Each of the representations and warranties of the Borrowers contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date).

(b) No Default or Event of Default shall have occurred and be continuing or would result from such credit extension or from the application of the proceeds thereof.

10.2. Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to each of the Banks and to the Administrative Agent and the Administrative Agent’s Special Counsel, including, without limitation, a Loan and Letter of Credit Request in the form attached hereto as Exhibit B, and each of the Banks, the Administrative Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request. Each Loan and Letter of Credit Request (other than a Loan and Letter of Credit Request requesting only the conversion of Loans to another Type or a continuation of Eurodollar Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in §10.1 (a) and (b) have been satisfied on and as of the date of the applicable credit extension.

11. COLLATERAL SECURITY.

(a) The Obligations shall be secured by (a) a perfected (except in the case of Real Property and motor vehicles, subject to the following proviso) first-priority security interest (subject to Permitted Liens entitled to priority under applicable law) in all assets of each Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents and the Intercreditor Agreement; (b) a pledge of 100% of the Equity Interests of such Borrowers (other than the Parent); and (c) a pledge of 65% of the Equity Interests of each Foreign Subsidiary; provided that the Borrowers hereby agree, upon the request of the Administrative Agent, to deliver, as promptly as practicable, but in any event within sixty (60) days after such request, titles to motor vehicles and mortgages with respect to all Real Property and take such other steps as may be requested (including, without limitation, the delivery of legal opinions, Consulting Engineer’s reports and title insurance) so as to provide the Administrative Agent, for the benefit of the Banks and the Administrative Agent, a perfected first-priority security interest in such assets.

(b) The Borrowers hereby acknowledge that any and all Uniform Commercial Code financing statements filed in connection with the Existing Credit Agreement shall be effective to perfect the Administrative Agent’s security interest granted by such Borrower pursuant to the Security Documents to the extent that such security interest may be perfected by the filing of Uniform Commercial Code financing statements. Until all of the Obligations have been finally paid and satisfied in full, the provisions of this §11(b) shall continue to apply, and such filings shall continue to be effective and not subject to any right of termination in respect of the security interests granted herein, whether any obligations under the Existing Credit Agreement are to be discharged with the proceeds of any of the Loans or are to continue independently or otherwise.

12. EVENTS OF DEFAULT; ACCELERATION; ETC.

12.1. Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b) the Borrowers shall fail to pay any interest on the Loans, the fees, or other sums due hereunder or under any of the other Loan Documents within five (5) Business Days after the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c) the Borrowers shall fail to comply with any of the covenants contained in §§6, 7 or 8;

(d) the Borrowers shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for fifteen (15) days after written notice of such failure has been given to the Borrowers by the Administrative Agent;

(e) any representation or warranty of the Borrowers in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f) the Borrowers shall fail to pay at maturity, or within any applicable period of grace, any obligation for borrowed money (other than the Obligations or the Noteholders’ Debt) or any guaranty with respect thereto in an aggregate amount greater than $1,000,000, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money in an aggregate amount greater than $1,000,000 for such period of time as would, or would have permitted (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g) any Borrower shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of any Borrower or of any substantial part of the assets of any Borrower or shall commence any case or other proceeding relating to any Borrower under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against any Borrower and any Borrower shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

(h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating any Borrower bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) days, whether or not consecutive, any final judgment against any Borrower that, with other outstanding final judgments, undischarged, against any Borrower exceeds in the aggregate $1,000,000;

(j) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Collateral Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(k) any Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $1,000,000; or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $1,000,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Administrative Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any Borrower to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $1,000,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;

(l) any Borrower shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

(m) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of any Borrower;

(n) any Borrower shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against any Borrower, a punishment for which in any such case could include the forfeiture of any assets of the Borrowers having a fair market value in excess of $1,000,000;

(o) (i) except with respect to the applicable Designated LLC after a Permitted Transfer, the Parent shall at any time, legally or beneficially, directly or indirectly own less than one hundred percent (100%) of the Equity Interests of each other of the Borrower; or (ii) any person or group of persons (within the meaning of §13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding Equity Interests of the Parent or, during any period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period shall cease to constitute a majority of the board of directors of the Parent; or (iii) a “change of control” as defined in the Permitted Subordinated Debt Offering documents shall occur; or

(p) (i) a default or event of default shall have occurred under the Noteholders’ Debt, or (ii) the holders of all or any part of the Noteholders’ Debt shall accelerate the maturity of all or any part of the Noteholders’ Debt, or (iii) the Noteholders’ Debt shall be prepaid, redeemed or repurchased in whole or in part or amended except as permitted under §7.7 hereof without the prior consent of the Required Banks and the Administrative Agent;

then, and in any such Event of Default, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Banks shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers; provided that in the event of any Event of Default specified in §§12.1(g), 12.1(h) or §12.1(p)(ii), all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Bank.

12.2. Termination of Commitments. If any one or more of the Events of Default specified in §§12.1(g), 12.1(h) or §12.1(p)(ii) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all further obligations to make Loans to the Borrowers and the Issuing Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date or other date for issuing, extending or renewing any Letter of Credit the conditions precedent to the making of the Loans to be made on such Drawdown Date or (as the case may be) to issuing, extending or renewing such Letter of Credit on such other date are not satisfied, the Administrative Agent may and, upon the request of the Required Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans and the Issuing Banks shall be relieved of all further obligations to issue, extend or renew Letters of Credit. No termination of the credit hereunder shall relieve the Borrowers of any of the Obligations.

12.3. Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to §12.1, each Bank, if owed any amount with respect to the Loans or the Reimbursement Obligations, may, with the consent of the Required Banks but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank, subject to the Intercreditor Agreement. No remedy herein conferred upon any Bank or the Administrative Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

12.4. Distribution of Collateral Proceeds. Subject in all cases to the requirements of the Intercreditor Agreement to share proceeds of the Collateral as set forth therein, in the event that, following the occurrence or during the continuance of any Default or Event of Default, the Administrative Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the Security Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

(a) First, to the payment of, or (as the case may be) the reimbursement of the Administrative Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Administrative Agent in connection with the collection of such monies by the Administrative Agent, for the exercise, protection or enforcement by the

Administrative Agent of all or any of the rights, remedies, powers and privileges of the Administrative Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Administrative Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Administrative Agent to such monies;

(b) Second, to all other Obligations pari passu among the Administrative Agent and the Banks; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Administrative Agent’s Fee payable pursuant to §4.1 and all other Obligations and (B) with respect to each type of Obligation owing to the Banks, such as interest, principal, fees and expenses, among the applicable Banks pro rata in accordance with their percentage interest of such Obligation, and (ii) the Administrative Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Administrative Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to §9-504(1)(c) of the Uniform Commercial Code of The Commonwealth of Massachusetts; and

(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.

12.5. Acknowledgement Regarding the Intercreditor Agreement. Each Bank hereby acknowledges receipt of the Intercreditor Agreement under which Bank of America is appointed as Collateral Agent for the benefit of the Banks and the Noteholders (and their respective successors and assigns). Each Bank by its execution of this Agreement or an Assignment and Assumption Agreement agrees to be bound by the terms of such Intercreditor Agreement as if such Bank were an original signatory thereto, including without limitation, the waivers of certain rights (including a waiver of jury trial) as specified therein and the turnover and collateral sharing provisions thereof. Furthermore, the Banks acknowledge and agree that pursuant to the terms of the Intercreditor Agreement, this §12.5 cannot be amended without the consent of the Noteholders, and that the Noteholders shall be a third party beneficiary of the agreements and obligations of the Banks contained in this §12.5.

13. SETOFF.

(a) If an Event of Default shall have occurred and be continuing, each Bank, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Bank, the

Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower against any and all of the Obligations of such Borrower now or hereafter existing under this Credit Agreement or any other Loan Document to such Bank or the Issuing Bank, irrespective of whether or not such Bank or the Issuing Bank shall have made any demand under this Credit Agreement or any other Loan Document and although such Obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of such Bank or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Bank, the Issuing Bank and their respective Affiliates under this §13 are in addition to other rights and remedies (including other rights of setoff) that such Bank, the Issuing Bank or their respective Affiliates may have. Each Bank and the Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(b) If any Bank shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in Reimbursement Obligations or in Swing Line Loans held by it resulting in such Bank’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Bank receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in Reimbursement Obligations and Swing Line Loans of the other Banks, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Banks ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(1) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Bank as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in Reimbursement Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

The Borrowers consent to the foregoing and agree, to the extent it may effectively do so under Applicable Law, that any Bank acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Bank were a direct creditor of the Borrowers in the amount of such participation.

14. THE ADMINISTRATIVE AGENT.

14.1. Appointment of Administrative Agent, Powers and Immunities.

(a) Each Bank hereby irrevocably appoints and authorizes Bank of America to act as Administrative Agent hereunder and under the other Loan Documents and the Intercreditor Agreement, provided, however, the Administrative Agent is hereby authorized by the Banks to serve only as an administrative and collateral agent for the Banks and to exercise such powers as are reasonably incidental thereto and as are set forth in this Credit Agreement and the other Loan Documents and the Intercreditor Agreement. Each Bank irrevocably authorizes the Administrative Agent to execute the Security Documents, the Intercreditor Agreement and all other instruments relating thereto and to take from time to time any action with respect to any Collateral or the Security Documents which may be necessary to perfect, maintain perfected or insure the priority of the security interest in and liens upon the Collateral granted pursuant to the Security Documents, and authorizes the Administrative Agent to take such other action on behalf of each of the Banks and to exercise all such powers as are delegated to the Administrative Agent hereunder and under any of the other Loan Documents and all related documents, together with such other powers as are reasonably incidental thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b) The relationship between the Administrative Agent and each of the Banks is that of an independent contractor. The use of the term “Administrative Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Banks. As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Administrative Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Administrative Agent.

(c) The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such employees, agents or attorneys-in-fact selected by it with reasonable care and the exculpatory provisions of §14.2 shall apply to such Persons. The Administrative Agent shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to their rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as it in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.

(d) Neither the Administrative Agent nor any of its respective shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to their willful misconduct or gross negligence.

(e) The Administrative Agent in its separate capacity as a Bank shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefore to the Banks.

(f) It is agreed that the duties, rights, privileges and immunities of the Issuing Bank, in its capacity as issuer of Letters of Credit hereunder, shall be identical to its duties, rights, privileges and immunities as a Bank as provided in this §14.

14.2. Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in §§14.9 and 12.3) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Bank or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in §§9 or 10 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

14.3. Reliance By Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

14.4. Indemnification. WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWERS HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT, THE BANKS AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT, RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, FOR ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER (OTHER THAN LOSSES WITH RESPECT TO THE ADMINISTRATIVE AGENT’S PRO RATA SHARE OF THE OBLIGATIONS) WHICH MAY AT ANY TIME BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY DOCUMENTS CONTEMPLATED BY OR REFERRED TO HEREIN OR THEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ENFORCEMENT OF ANY OF THE TERMS HEREOF OR THEREOF OR OF ANY SUCH OTHER DOCUMENTS; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY OF THE FOREGOING TO THE EXTENT THEY ARISE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE ADMINISTRATIVE AGENT (OR ANY AGENT THEREOF), IT BEING THE INTENT OF THE PARTIES HERETO THAT ALL SUCH INDEMNIFIED PARTIES SHALL BE INDEMNIFIED FOR THEIR ORDINARY SOLE OR CONTRIBUTORY NEGLIGENCE.

14.5. Reimbursement. Without limiting the provisions of §14.4, the Banks hereby agree that the Administrative Agent shall not be obliged to make available to any Person any sum which the Administrative Agent is expecting to receive for the account of that Person until the Administrative Agent has determined that it has received that sum. The Administrative Agent may, however, disburse funds prior to determining that the sums which the Administrative Agent expects to receive have been finally and unconditionally paid to the Administrative Agent, if the Administrative Agent wishes to do so. If and to the extent that the Administrative Agent does disburse funds and it later becomes apparent that the Administrative Agent did not then receive a payment in an amount equal to the sum paid out, then any Person to whom the Administrative Agent made the funds available shall, on demand from the Administrative Agent, refund to the Administrative Agent the sum paid to that Person. If, in the opinion of the Administrative Agent, the distribution of any amount received by it in such capacity hereunder or under the Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

14.6. Closing Documents. For purposes of determining compliance with the conditions set forth in §9, each Bank that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be to be consent to or approved by or acceptable or satisfactory to such Bank, unless an officer of the Administrative Agent or the Arranger active upon the Borrowers’ account shall have received notice from such Bank prior to the Effective Date specifying such Bank’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Effective Date. The Administrative Agent will forward to each Bank, promptly after the Administrative Agent’s receipt thereof, a copy of each notice or other document furnished to the Administrative Agent for such Bank hereunder or under the Intercreditor Agreement; provided, however, that, notwithstanding the foregoing, the Administrative Agent may furnish to the Banks a monthly summary with respect to Letters of Credit issued hereunder in lieu of copies of the related Letter of Credit Applications.

14.7. Non-Reliance on Administrative Agent and Other Banks. Each Bank represents that it has, independently and without reliance on the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Borrowers and decision to enter into this Credit Agreement and the other Loan Documents and agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Credit Agreement or any other Loan Document. The Administrative Agent shall not be responsible for the due execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrowers, or be bound to ascertain or inquire as to the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements in this Credit Agreement, the other Loan Documents or any other document referred to or provided for herein or therein or to make inquiry of, or to inspect the properties or books of, any Person. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning any Person which may come into the possession of the Administrative Agent or any of their affiliates. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrowers. Each Bank shall have access to all documents relating to the Administrative Agent’s performance of its duties hereunder at such Bank’s request. Unless any Bank shall promptly object to any action taken by the Administrative Agent hereunder (other than actions to which the provisions of §14.9 are applicable and other than actions which constitute gross negligence or willful misconduct by the Administrative Agent), such Bank shall conclusively be presumed to have approved the same.

14.8. Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Banks and the Borrowers. Upon any such resignation, the Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Banks and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a financial institution having a combined capital and surplus in excess of $150,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation, the provisions of this Credit Agreement shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent. Any new Administrative Agent appointed pursuant to this §14.8 shall immediately issue new Letters of Credit in place of Letters of Credit previously issued by the Administrative Agent.

14.9. Action by the Banks, Consents, Amendments, Waivers, Etc. Except as otherwise expressly provided in this §14.9, any action to be taken (including the giving of notice) may be taken or any consent or approval required or permitted by this Credit Agreement or any other Loan Document to be given by the Banks may be given, and any term of this Credit Agreement, any other Loan Document or any other instrument, document or agreement related to this Credit Agreement or the other Loan Documents or mentioned therein may be amended and the performance or observance by the Borrowers or any other person of any of the terms thereof and any Default or Event of

Default (as defined in any of the above-referenced documents or instruments) may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Required Banks; provided, however, that no such consent or amendment which affects the rights, duties or liabilities of the Administrative Agent (in its capacity as Administrative Agent) shall be effective without the written consent of the Administrative Agent.

Notwithstanding the foregoing, no amendment, waiver or consent shall do any of the following unless in writing and signed by each Bank directly affected thereby: (a) increase the amount of such Bank’s Commitment (or subject such Bank to any additional obligations), (b) reduce the principal of or rate of interest on the Notes (including, without limitation, interest on overdue amounts) or any Reimbursement Obligation or any fees payable to such Bank hereunder, (c) postpone the applicable Maturity Date or any date fixed for any payment in respect of principal or interest (including, without limitation, interest on overdue amounts) on the Notes, or any fees payable to such Bank hereunder; (d) change the Commitment Percentage of any such Bank, except as permitted under §§2.2.2 or 18 hereof.

Notwithstanding the foregoing, no amendment, waiver or consent shall, without the written consent of all Banks (i) change the definition of “Required Banks” or percentage of Banks which shall be required for the Banks or any of them to take any action under the Loan Documents; (ii) amend this §14.9; (iii) other than pursuant to a transaction permitted by the terms of this Credit Agreement, release (A) all or substantially all of the Collateral (excluding, if any Borrower becomes a debtor under the federal Bankruptcy Code, the release of “cash collateral”, as defined in §363(a) of the federal Bankruptcy Code pursuant to a cash collateral stipulation with the debtor approved by the Required Banks) or (B) any Borrower from its obligations hereunder; or (iv) amend or modify §12.4 (Distribution of Collateral Proceeds).

Notwithstanding the foregoing, no amendment, waiver or consent shall, without the written consent of the Administrative Agent (i) amend or waive §14, the amount or time of payment of the Administrative Agent’s fees payable for the Administrative Agent’s account or any other provision applicable to the Administrative Agent; (ii) without the written consent of the Issuing Bank affected thereby, amend or waive the amount or time of payment of any fees payable for the Issuing Bank’s account or any other provision applicable to the Issuing Bank; or (iii) without the written consent of the Swing Line Bank, amend or waive §2.7, the amount or time of payment of any fees payable for the Swing Line Bank’s account or any other provision applicable to the Swing Line Bank.

No course of dealing or delay or omission on the part of the Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.

In addition, the Administrative Agent, when acting on behalf of itself and the Banks pursuant to the Intercreditor Agreement, shall vote on the Banks’ behalf on matters requiring consent and shall agree to amend the Security Documents only with the consent of the Required Banks.

14.10. Administrative Agent May File Proofs of Claim.

(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(1) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under §§4.1 and 15) allowed in such proceeding or under any such assignment; and

(2) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under §§4.1 and 15.

(c) Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Bank or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding or under any such assignment.

14.11. Documentation Agent and Syndication Agent. The Documentation Agent and the Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than those applicable to all Banks as such. Without limiting the foregoing, the Documentation Agent and the Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on the Documentation Agent or the Syndication Agent in deciding to enter into this Credit Agreement or not taking any action hereunder.

15. EXPENSES.

The Borrowers hereby agree to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent or any of the Banks (other than taxes based upon the Administrative Agent’s or any Bank’s net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrowers hereby agreeing to indemnify the Administrative Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (d) the fees, expenses and disbursements of the Administrative Agent or any of its affiliates incurred by the Administrative Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, appraisal and examination charges, (e) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Bank or the Administrative Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Administrative Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrowers or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank’s or the Administrative Agent’s relationship with the Borrowers and (f) all reasonable fees, expenses and disbursements of any Bank or the Administrative Agent incurred in connection with UCC searches, UCC filings, intellectual property searches, intellectual property filings or mortgage recordings. The covenants contained in this §15 shall survive payment or satisfaction in full of all other obligations.

16. INDEMNIFICATION.

(a) Each of the Borrowers agrees to indemnify and hold harmless the Administrative Agent (or any sub-agent thereof), its Affiliates and the Banks and Related Parties (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any of the Borrowers, or any Environmental Liability related in any way to any of the Borrowers, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. If, and to the extent that the obligations of the Borrowers under this §16 are unenforceable for any reason, the Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this §16 shall survive payment or satisfaction in full of all other Obligations.

(b) To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under this §16 to be paid by them to the Indemnitees, each Bank severally agrees to pay to the Indemnitees such Bank’s Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Banks under this subsection (b) are subject to the provisions of §2.6.1.

17. SURVIVAL OF COVENANTS, ETC.

Unless otherwise stated herein, all covenants, agreements, representations and warranties made herein, in the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrowers pursuant hereto shall be deemed to have been relied upon by the Banks and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans and the issuance, extension or renewal by the Issuing Banks of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement, any Letter of Credit or the Notes remains outstanding and unpaid or any Bank has any obligation to make any Loans or the Issuing Banks have any obligation to issue any Letters of Credit hereunder. All statements contained in any certificate or other paper delivered by or on behalf of the Borrowers pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrowers hereunder.

18. ASSIGNMENT AND PARTICIPATION.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Issuing Bank and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of each of the Administrative Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by the Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), any participations in Letter of Credit Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(1) Minimum Amounts.

(A) In the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B) In any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(2) Proportionate Amounts.

(A) Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned, except that this clause shall not apply to rights in respect of Swing Line Loans;

(3) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) The consent of the Borrowers (not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund;

(B) The consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Bank, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and

(C) The consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(4) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption as set forth in Exhibit E. The assignee, if it is not a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(5) No Assignment to Borrowers. No such assignment shall be made to any Borrowers or any of their respective Affiliates.

(6) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Credit Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Credit Agreement, such Bank shall cease to be a party hereto) but shall continue to be entitled to the benefits of §§4.8, 4.10 and 16 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrowers (at their expense) shall execute and deliver an applicable Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and Reimbursement Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of the Borrowers and the Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrowers or any of the Borrowers’ Affiliates) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in Letter of Credit Obligations and/or Swing Line Loans) owing to it); provided that (i) such Bank’s obligations under this Credit Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Credit Agreement and (iv) if less than all of its Commitment and/or Loans, such participations shall be in a minimum amount of $5,000,000.

Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the second and third paragraphs of §14.9 that affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of §§4.8 and 4.10 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of §13(a) as though it were a Bank, provided such Participant agrees to be subject to §13(b) as though it were a Bank.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under §4.10 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (such consent not be unreasonably withheld or delayed).

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained in this §18, any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPV”) of such Granting Bank, identified as such in writing from time to time delivered by the Granting Bank to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Bank would otherwise be obligated to make to the Borrowers pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPV, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Loan were made by the Granting Bank. Each party hereto hereby agrees that no SPV shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Bank). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPV and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §18, any SPV may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Bank or to any financial institutions (consented to by the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPV to fund the Loans made by such SPV or to support the securities (if any) issued by such SPV to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §5.4 or §6.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPV. In no event shall the Borrowers be obligated to pay to an SPV that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Agreement if the Granting Bank had made such Loan. An amendment to this paragraph without the written consent of an SPV shall be ineffective insofar as it alters the rights and obligations of such SPV.

19. PARTIES IN INTEREST.

All the terms of this Credit Agreement and the other Loan Documents shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and thereto; provided that no Borrower shall assign or transfer its rights hereunder without the prior written consent of the Banks. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

20. NOTICES, ETC.

(a) Notices Generally. Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the other Loan Documents shall be in writing and shall be delivered by hand, mailed by certified or registered, or sent by telecopier, addressed as follows:

(1) if to the Borrowers, the Administrative Agent, the Issuing Bank or the Swing Line Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 20; and

(2) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire;

or at such other address for notice as shall have last been furnished in writing to the Person giving the notice.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Banks and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e–mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Bank pursuant to §§2 or 3 if such Bank or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Sections by electronic communication. The Administrative Agent or the Borrowers may, in its or their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Issuing Bank and the Swing Line Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrowers, the Administrative Agent, the Issuing Bank and the Swing Line Bank. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank.

(d) Reliance by Administrative Agent, Issuing Bank and Banks. The Administrative Agent, the Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic Loan and Letter of Credit Requests) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, the Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

21. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

21.1. Confidentiality. Each of the Administrative Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any legal action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by the Borrowers. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

21.2. Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Banks and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Bank by such governmental agency) or pursuant to legal process.

21.3. Other. In no event shall any Bank or the Administrative Agent be obligated or required to return any materials furnished to it or any Affiliate by the Borrowers. The obligations of each Bank under this §21 shall supersede and replace the obligations of such Bank under any confidentiality letter in respect of this financing signed and delivered by such Bank to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Bank.

22. MISCELLANEOUS.

The rights and remedies herein expressed are cumulative and not exclusive of any other rights which the Banks or Administrative Agent would otherwise have. The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof. This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

23. ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §14.8. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or omission on the part of the Administrative Agent or any Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrowers shall entitle the Borrowers to other or further notice or demand in similar or other circumstances.

24. WAIVER OF JURY TRIAL.

EACH OF THE BORROWERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT, THE NOTES OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EXCEPT AS PROHIBITED BY LAW, EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THE PRECEDING SENTENCE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH OF THE BORROWERS (a) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY BANK OR THE ADMINISTRATIVE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH BANK OR THE ADMINISTRATIVE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (b) ACKNOWLEDGES THAT THE ADMINISTRATIVE AGENT AND THE BANKS HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BECAUSE OF, AMONG OTHER THINGS, THE BORROWERS’ WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

25. GOVERNING LAW.

THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS CONSENT TO THE JURISDICTION OF ANY OF THE FEDERAL OR STATE COURTS LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS IN CONNECTION WITH ANY SUIT TO ENFORCE THE RIGHTS OF ANY BANK OR THE ADMINISTRATIVE AGENT UNDER THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

26. SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

27. EXISTING CREDIT AGREEMENT SUPERSEDED.

This Credit Agreement shall supersede the Existing Credit Agreement in its entirety, except as provided in this §27. On the Closing Date, the rights and obligations of the parties under the Existing Credit Agreement and the “Notes” as defined therein shall be subsumed within and be governed by this Credit Agreement and the Notes; provided, however, that each of the “Revolving Credit Loans”, “Swing Line Loans”, and “Letters of Credit” (as each such term is defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Effective Date shall, for purposes of this Credit Agreement, be included as Revolving Credit Loans, Swing Line Loans, and Letters of Credit hereunder in accordance with the provisions hereof.

28. NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby, each of the Borrowers acknowledges and agrees that: (i) the credit extensions provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are arm’s-length commercial transactions between each of the Borrowers and their respective Affiliates, on the one hand, and the Administrative Agent, the Arranger, on the other hand, and each of the Borrowers is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrowers or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of any of the Borrowers with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any Borrower or any of its respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Borrowers or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the

Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrowers has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrowers hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty.

29. USA PATRIOT ACT NOTICE.

Each Bank that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Act.

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

BORROWERS

WASTE INDUSTRIES USA, INC.

By:
Name:
Title:

WASTE INDUSTRIES, LLC
DUPLIN COUNTY DISPOSAL, LLC
VAN BUREN COUNTY LANDFILL, LLC
WASTE INDUSTRIES LANDCO, LLC
ECO SERVICES, LLC
RELIABLE TRASH SERVICE, LLC
WASTE INDUSTRIES OF MISSISSIPPI, LLC
WASTE SERVICES OF MEMPHIS, LLC
WASTECO, LLC
LAURENS COUNTY LANDFILL, LLC
S & S ENTERPRISES OF MISSISSIPPI, LLC
SAMPSON COUNTY DISPOSAL, LLC
SAFEGUARD LANDFILL MANAGEMENT, LLC
SHAMROCK ENVIRONMENTAL SERVICES, LLC
TRANSWASTE SERVICES, LLC
RED ROCK DISPOSAL, LLC
BLACK BEAR DISPOSAL, LLC
WASTE INDUSTRIES ATLANTA, LLC
DOUGLASVILLE TRANSFER, LLC

By: Waste Industries USA, Inc.,
its Manager

By:
Name:
Title:

Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement

ETC OF GEORGIA, LLC
WASTE INDUSTRIES PROPERTY CO., LLC
OLD KINGS ROAD SOLID WASTE, LLC

By: Waste Industries of Mississippi, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF TENNESSEE, LLC

By: Wasteco, LLC, its Manager

By:
Name:
Title:

WASTE INDUSTRIES OF TENNESSEE, LLC

By: Waste Services of Tennessee, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF DECATUR, LLC

By: Waste Industries of Tennessee, LLC,
its Manager

By:
Name:
Title:

Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement

AGENTS AND BANKS

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:	Carol G. Alm
Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Bank and Issuing Bank

By:
Name:	Maria F. Maia
Title:	Managing Director

WACHOVIA BANK, N.A., individually and as Syndication Agent

By:
Name:

BRANCH BANKING AND TRUST COMPANY, individually, as Swing Line Bank and Documentation Agent

By:
Name:

Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement

COMERICA BANK

By:
Name:

RBC CENTURA BANK

By:
Name:

LASALLE BANK NATIONAL ASSOCIATION

By:
Name:

Signature Page to Waste Industries Amended and Restated Revolving Credit Agreement

EXHIBIT A

REVOLVING CREDIT NOTE

$55,000,000.00	as of March , 2006

FOR VALUE RECEIVED, the undersigned, WASTE INDUSTRIES USA, INC., a North Carolina corporation, and its Subsidiaries (collectively, the “Borrowers”), hereby absolutely and unconditionally promise to pay to the order of BANK OF AMERICA, N.A. (the “Bank”) at the Administrative Agent’s Office:

(a) prior to the Maturity Date, the principal amount of FIFTY-FIVE MILLION AND NO/100 DOLLARS ($55,000,000), or, if less, the aggregate unpaid principal amount of all Revolving Credit Loans advanced by the Bank to the Borrowers pursuant to the Amended and Restated Revolving Credit Agreement dated as of March     , 2006, as amended, modified, supplemented or restated from time to time (the “Credit Agreement”), among the Borrowers, the Banks, Bank of America, N.A., as Administrative Agent for the Banks, Wachovia Bank, N.A., as Syndication Agent for the Banks, and Branch Banking and Trust Company, as Documentation Agent for the Banks;

(b) interest on the principal balance hereof from time to time outstanding at the times and at the rates provided in the Credit Agreement; and

(c) all fees and other Obligations due to the Bank.

This Note (this “Note”) evidences borrowings under, is subject to the terms and conditions of, has been issued by the Borrowers in accordance with the terms of the Credit Agreement, and is a Note referred to therein. The Bank and any holder hereof are entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. This Note is secured by the Security Documents described in the Credit Agreement. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

The Bank shall, and is hereby irrevocably authorized by the Borrowers to, make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal hereunder, an appropriate notation on the record attached hereto and made a part hereof reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Revolving Credit Loans set forth on such record shall be prima facie evidence of the principal amount owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on such record shall not limit, increase or otherwise affect the obligations of the Borrowers to make payments of principal or interest with respect to this Note when due.

The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any future occasion.

The Borrowers and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWERS HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT. EACH BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be signed under seal by their duly authorized officers as of the day and year first above written.

WASTE INDUSTRIES USA, INC.

By:
Name:
Title:

WASTE INDUSTRIES, LLC
DUPLIN COUNTY DISPOSAL, LLC
VAN BUREN COUNTY LANDFILL, LLC
WASTE INDUSTRIES LANDCO, LLC
ECO SERVICES, LLC
RELIABLE TRASH SERVICE, LLC
WASTE INDUSTRIES OF MISSISSIPPI, LLC
WASTE SERVICES OF MEMPHIS, LLC
WASTECO, LLC
LAURENS COUNTY LANDFILL, LLC
S & S ENTERPRISES OF MISSISSIPPI, LLC
SAMPSON COUNTY DISPOSAL, LLC
SAFEGUARD LANDFILL MANAGEMENT, LLC
SHAMROCK ENVIRONMENTAL SERVICES, LLC
TRANSWASTE SERVICES, LLC
RED ROCK DISPOSAL, LLC
BLACK BEAR DISPOSAL, LLC
WASTE INDUSTRIES ATLANTA, LLC
DOUGLASVILLE TRANSFER, LLC

By: Waste Industries USA, Inc.,
its Manager

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

ETC OF GEORGIA, LLC
WASTE INDUSTRIES PROPERTY CO., LLC
OLD KINGS ROAD SOLID WASTE, LLC

By: Waste Industries of Mississippi, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF TENNESSEE, LLC

By: Wasteco, LLC, its Manager

By:
Name:
Title:

WASTE INDUSTRIES OF TENNESSEE, LLC

By: Waste Services of Tennessee, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF DECATUR, LLC

By: Waste Industries of Tennessee, LLC,
its Manager

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT B

FORM OF

LOAN AND LETTER OF CREDIT REQUEST

WASTE INDUSTRIES USA, INC.

Pursuant to the

Amended and Restated Revolving Credit Agreement

(the “Credit Agreement”),

dated as of March     , 2006

Revolving Credit Loan Request Under §2.6

Total Commitment:	$

(a) Amount of this Revolving Credit Loan Request:	$

Requested Drawdown Date:		_________

Requested Loan Type
(Eurodollar or Base Rate):		_________

Requested Interest Period
(Eurodollar Loans only):		_________

(b) Aggregate of all Revolving Credit Loans and Swing Line Loans outstanding:	$

(c) Maximum Drawing Amount (of all Letters of Credit outstanding) plus amount of any Letter of Credit requested herewith:	$

Sum of (a) plus (b) plus (c):	$
Not to exceed Total Commitment

Letter of Credit Request Under §3.1

Total Commitment:	$

(d) Amount of this Letter of Credit Request from Letter of Credit Application (attached):	$

(e) Maximum Drawing Amount (of all Letters of Credit outstanding):	$

(f) Sum of (d) plus (e):	$

(g) Aggregate of all Revolving Credit Loans outstanding plus all Swing Line Loans outstanding plus amount of any Revolving Credit Loan requested herewith:	$

Sum of (f) plus (g):	$
Not to exceed Total Commitment

I certify that, as of the date hereof, (i) the above information is true and correct, (ii) no Default or Event of Default exists and (iii) all of the representations and warranties contained in §5 of the Credit Agreement are true and correct (except to the extent of changes resulting from transactions contemplated or permitted by the Credit Agreement and changes occurring in the ordinary course of business which singly or in the aggregate are not materially adverse, or to the extent that such representations and warranties relate solely and expressly to an earlier date).

WASTE INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT C

SWING LINE NOTE

$15,000,000.00	as of March , 2006

FOR VALUE RECEIVED, the undersigned WASTE INDUSTRIES USA, INC., a North Carolina corporation, and its Subsidiaries parties to the Credit Agreement defined below (collectively, the “Borrowers”), hereby absolutely and unconditionally promise to pay to the order of BRANCH BANKING AND TRUST COMPANY (the “Bank”) at the Administrative Agent’s Office:

(a) prior to or on the Maturity Date the principal amount of FIFTEEN MILLION DOLLARS ($15,000,000) or, if less, the aggregate unpaid principal amount of Swing Line Loans advanced by the Bank to the Borrowers pursuant to the Amended and Restated Revolving Credit Agreement dated as of March     , 2006 (as amended and in effect from time to time, the “Credit Agreement”), among the Borrowers, the Banks, Bank of America,. N.A., as Administrative Agent for the Banks, Wachovia Bank, N.A., as Syndication Agent for the Banks, and Branch Banking and Trust Company, as Documentation Agent for the Banks;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Closing Date under the Credit Agreement through and including the Maturity Date hereof at the times and at the rate provided in the Credit Agreement.

This Swing Line Note (this “Note”) evidences borrowings under and has been issued by the Borrowers in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrowers contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. This Note is secured by the Security Documents described in the Credit Agreement. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

Each of the Borrowers irrevocably authorizes the Bank to make or cause to be made, at or about the time of the Drawdown Date of any Swing Line Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Swing Line Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Swing Line

Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Swing Line Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrowers hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrowers have the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

Each of the Borrowers and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). EACH OF THE BORROWERS AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND THE CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN §20 OF THE CREDIT AGREEMENT. EACH OF THE BORROWERS HEREBY WAIVES ANY OBJECTION IT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

This Note shall be deemed to take effect as a sealed instrument under the laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be signed under seal by their duly authorized officers as of the day and year first above written.

WASTE INDUSTRIES USA, INC.

By:
Name:
Title:

WASTE INDUSTRIES, LLC
DUPLIN COUNTY DISPOSAL, LLC
VAN BUREN COUNTY LANDFILL, LLC
WASTE INDUSTRIES LANDCO, LLC
ECO SERVICES, LLC
RELIABLE TRASH SERVICE, LLC
WASTE INDUSTRIES OF MISSISSIPPI, LLC
WASTE SERVICES OF MEMPHIS, LLC
WASTECO, LLC
LAURENS COUNTY LANDFILL, LLC
S & S ENTERPRISES OF MISSISSIPPI, LLC
SAMPSON COUNTY DISPOSAL, LLC
SAFEGUARD LANDFILL MANAGEMENT, LLC
SHAMROCK ENVIRONMENTAL SERVICES, LLC
TRANSWASTE SERVICES, LLC
RED ROCK DISPOSAL, LLC
BLACK BEAR DISPOSAL, LLC
WASTE INDUSTRIES ATLANTA, LLC
DOUGLASVILLE TRANSFER, LLC

By: Waste Industries USA, Inc., its Manager

By:
Name:
Title:

[Signature Page to Waste Industries Swing Line Note]

ETC OF GEORGIA, LLC
WASTE INDUSTRIES PROPERTY CO., LLC
OLD KINGS ROAD SOLID WASTE, LLC

By: Waste Industries of Mississippi, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF TENNESSEE, LLC

By: Wasteco, LLC, its Manager

By:
Name:
Title:

WASTE INDUSTRIES OF TENNESSEE, LLC

By: Waste Services of Tennessee, LLC,
its Manager

By:
Name:
Title:

WASTE SERVICES OF DECATUR, LLC

By: Waste Industries of Tennessee, LLC,
its Manager

By:
Name:
Title:

[Signature Page to Waste Industries Swing Line Note]

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By:

EXHIBIT D

WASTE INDUSTRIES USA, INC.

Compliance Certificate dated as of                          , 200

Waste Industries USA, Inc. (the “Parent”), does hereby certify pursuant to §6.4(c) of the Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) dated as of March     , 2006 by and among the Parent, the Subsidiaries of the Parent parties to the Credit Agreement (the Parent and such Subsidiaries collectively referred to herein as the “Borrowers”), Bank of America, N.A. and the other Banks that are or may become party to the Credit Agreement (the “Banks”), Bank of America, N.A., as Administrative Agent, Wachovia Bank, N.A., as Syndication Agent, and Branch Banking and Trust Company, as Documentation Agent, that the Borrowers are in compliance with §§6, 7 and 8 of the Credit Agreement, as at the end of the fiscal quarter ended                     ,      . Computations evidencing compliance with §8 are detailed below.

Chief Financial Officer

[Remainder of Page Intentionally Left Blank]

§8.1 Funded Debt to EBITDA

1.	a.	Scheduled payments for borrowed money (including any unpaid Reimbursement Obligations with respect to letters of credit, but excluding any contingent obligations with respect to letters of credit outstanding, Swap Contracts or Fuel Derivitives Obligations)	$

	b.	Scheduled payments for debt instruments	$

	c.	Scheduled payments on Capitalized Leases and Synthetic Leases	$

	d.	Guarantees of others referred to in lines 1 a, b and c.	$

	e.	The deferred purchase price of assets and companies (typically known as holdbacks) other than short-term trade credit incurred in the ordinary course of business	$

2.	Funded Debt
	(Sum of lines 1 a, b, c, d and e)		$

3.	a.	Consolidated Net Income (or Loss) of the Borrowers	$

plus

	b.	Interest expense	$

	c.	Income taxes	$

	d.	Amortization expense	$

	e.	Depreciation expense	$

4.	Unadjusted EBITDA (Sum of lines 3a through 3e)		$
(calculated for the four fiscal quarters ending on such date)

5.	Adjusted EBITDA

	a.	EBITDA of acquisitions permitted under §7.4 for prior four fiscal quarters not included in Line 4 if the financial statements of such acquisitions have been audited or reviewed or the Administrative Agent consents to their inclusion	$

plus
	b.	Expenses which are discontinued upon acquisitions permitted under §7.4 (including, without limitation, excess owner’s compensation) to the extent consistent with Regulation S-X under the Securities Act or as otherwise approved by the Administrative Agent	$

6.		Funded Debt to Adjusted EBITDA Ratio of line 2 to line 5		:

Maximum Permitted

FOR ANY FISCAL QUARTER ENDING	RATIO
Prior to the Permitted Subordinated Debt Offering	4.25:1.00
Thereafter	4.75:1.00

§8.2 Senior Funded Debt to EBITDA

7.	a.	Funded Debt (from line 2 above)	$

minus

	b.	aggregate principal amount of Subordinated Debt	$

8.	Senior Funded Debt (line 7a minus 7b)		$

9.	Adjusted EBITDA (from line 5 above)		$

10.		Senior Funded Debt to Adjusted EBITDA
		(ratio of line 8 to line 9)		:

Maximum Permitted

FOR ANY FISCAL QUARTER ENDING	RATIO
December 31, 2005 through December 31, 2007	3.85:1.00
March 31, 2008 and thereafter	3.75:1.00

(provided, however, notwithstanding the preceding, from and after the Permitted Subordinated Debt Offering, the Senior Leverage Ratio shall not exceed 3.00:1.00)

§8.3 Consolidated Net Worth

11.	Consolidated Total Assets	$

minus

12.	Consolidated Total Liabilities	$

13.	Consolidated Net Worth	$
(line 11 minus line 12)
Not to be less than line 15 at the end of any fiscal Quarter (commencing with the fiscal quarter ended 3/31/06)

14.	Minimum Permitted
(at the end of any fiscal quarter)

a. $100,000,000, plus

	b. 100% of the proceeds of any equity offering, plus	$

	c. 50% of positive Consolidated Net Income for each fiscal quarter (commencing with the fiscal quarter ending 6/30/06)	$

15.	Minimum Permitted Sum of lines 14 a, b and c	$

§8.4 Interest Coverage

16.	Unadjusted EBITDA (from Line 4 above)		$

17.	a.	Consolidated interest expense on all of Borrowers’ outstanding Indebtedness (including capitalized interest expense)	$

plus

	b.	commitment fees, agency fees, facility fees balance deficiency fees and similar fees or expenses in connection with the borrowing of money (but excluding therefrom the non— cash amortization of debt issuance costs)	$

18.		Consolidated Total Interest Expense	$
(line 17a plus line 17b)

19.	Interest Coverage Ratio of line 16 to line 18	:

	Minimum Permitted	2.75:1.00

§8.5 Capital Expenditures

20.	Capital Expenditures for the fiscal year	$

21.	Actual depreciation expenses, landfill depletion and amortization expenses incurred in the fiscal year	$

Maximum Permitted
	2.00 times line 21	$

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.] Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Bank][their respective capacities as Banks] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Bank)][the respective Assignors (in their respective capacities as Banks)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1. Assignor[s]:

2. Assignee[s]:

    ___________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Bank]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of March , 2006, among Waste Industries USA, Inc. and its Subsidiaries signatory thereto, the Banks from time to time party thereto, and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks		Amount of Commitment/ Loans Assigned		Percentage Assigned of Commitment/Loans		CUSIP Number
			$	________________	$	_________	_________	%
			$	________________	$	_________	_________	%
			$	________________	$	_________	_________	%

[7.	Trade Date: ]

Effective Date:                                         , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By:
Title:

BRANCH BANKING AND TRUST COMPANY

By:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

The Amended and Restated Revolving Credit Agreement dated as of March     , 2006 among Waste Industries USA, Inc. and its subsidiaries (collectively, the “Borrowers”), the lending institutions referred to therein as Banks (collectively, the “Banks”), Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets all the requirements to be an assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to §6.4 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Massachusetts.

EXHIBIT F

FORM OF SUBORDINATED INTERCOMPANY DEBENTURE

SUBORDINATED DEBENTURE

No.

$	_______

THE RIGHTS AND REMEDIES OF                      HEREUNDER ARE SUBJECT TO THE SUBORDINATION PROVISIONS SET FORTH IN SECTION 5 HEREOF.

FOR VALUE RECEIVED,                     , a                      (the “Company”), hereby promises to pay to the order of                     , a                      (“Payee”), in lawful money of the United States, the principal sum of                      Dollars ($            ), together with interest as set forth below.

1. Interest. Interest on the unpaid principal amount of this Debenture will accrue from the date hereof until such principal amount is paid in full at the rate of percent (        %) per annum computed on the basis of a 365-day year (the “Interest Rate”).

2. Payment of Principal and Interest. Accrued interest shall be paid quarterly in arrears with the first such payment due and payable on                     . Subsequent interest payments will be due and payable on the first day of each                     ,                     ,              and              thereafter until this Debenture is paid in full. All unpaid principal and interest on this Debenture will be due and payable on                     .

3. Prepayment. The Company may prepay all or any portion of this Debenture at any time without premium or penalty.

4. Defaults and Remedies. An event of default (“Event of Default”) will exist if any of the following occurs and is continuing:

(a) If the payment of principal and interest due pursuant to Section 2 is not paid when due and if such nonpayment is not cured within ten (10) days following written notice of non-payment to the Company by Payee;

(b) If the Company (i) commences any case, proceeding or other action under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, in which it seeks (A) to have an order for relief entered with respect to itself, (B) to adjudicate itself a bankrupt or insolvent, (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts, or (D) appointment of a receiver, trustee, custodian or other similar official for itself or for all or a substantial part of its assets, (ii) makes a general assignment for the benefit of its creditors, (iii) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days, (iv) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above, or (v) is generally not, or is unable to, or admits in writing its inability to, pay its debts as the same become due;

then in such event, Payee will have the right, upon written notice to the Company, to accelerate and declare due the entire unpaid principal amount of this Debenture, together with accrued but unpaid interest, subject to Section 5, below.

5. Subordination Provisions.

(a) Subordination. The indebtedness (“Subordinated Debt”) evidenced by this Debenture is subordinate and junior in right of payment to all Senior Indebtedness (as defined in clause (b) below) of the Company to the extent provided herein.

(b) Definition of Senior Indebtedness. For all purposes of these subordination provisions, the term “Senior Indebtedness” shall mean all principal of and premium, if any, and interest on:

(i) the Company’s 7.28% Series A Senior Debentures due April 3, 2006, issued in the aggregate principal amount of $25,000,000 pursuant to an Amended and Restated Note Purchase and Private Shelf Agreement, dated March 31, 2001 (as it may be amended, modified, supplemented, extended, renewed, refunded or refinanced from time to time, the “1996 Note Agreement”), between the Company and The Prudential Insurance Company of America (together with its successors and assigns, “Prudential”) (and any notes issued in substitution or exchange therefor) (the “1996 Notes”);

(ii) the Company’s 6.96% Series A Senior Notes due June 30, 2008, originally issued in the aggregate principal amount of $25,000,000, and 6.84% Series B Senior Notes due February 2, 2009, issued in the aggregate principal amount of $25,000,000, pursuant to an Amended and Restated Note

Purchase and Private Shelf Agreement, dated March 31, 2001 (as it may be amended, modified, supplemented, extended, renewed, refunded or refinanced from time to time, the “1998 Note Agreement”; the 1996 Note Agreement and 1998 Note Agreement, collectively, the “Note Agreements”) between the Company, Prudential, Pruco Life Insurance Company of New Jersey and U.S. Private Placement Fund (and any notes issued in substitution or exchange therefor (the “1998 Notes”));

(iii) any Senior Note issued under the Facility (as defined in the 1998 Note Agreement) from time to time (and any notes issued in substitution or exchange therefor (a “Note”; the 1996 Notes, 1998 Notes and the Notes, collectively, the “Prudential Notes”));

(iv) any and all other obligations (whether direct or contingent, joint, several, independent, now or hereafter existing, due or to become due and however created) owed by the Company or any subsidiary of the Company (a “Subsidiary”), to Prudential, Pruco Life Insurance Company, Pruco Life Insurance Company of New Jersey, U.S. Private Placement Fund, any Transferee or any additional or replacement lender in connection with any refinancing, whether borrowed pursuant to the Debenture Agreements (including any increase in the principal amount thereof) or borrowed pursuant to any other agreement (collectively, the “Prudential Senior Creditors”);

(v) all indebtedness and obligations of the Company owing pursuant to the Revolving Credit Agreement dated as of November 9, 1999 between the Company and Fleet National Bank (f/k/a BankBoston, N.A.) (“Fleet”) and other lending institutions (together, the “Fleet Group”), as such Revolving Credit Agreement shall be amended, supplemented, restated, extended, renewed or otherwise modified and in effect from time to time (the “Credit Agreement”);

(vi) all indebtedness and obligations of the Company owing pursuant to or evidenced by any Debenture or other instrument issued by the Company to the Fleet Group under or pursuant to the Credit Agreement, and any Debentures or other instruments issued in exchange or substitution therefor, as any thereof may be amended, supplemented, restated, extended, renewed or otherwise modified and in effect from time to time (the “Fleet Debentures”);

(vii) all indebtedness and obligations (whether direct or contingent, joint, several, independent, now or hereafter existing, due or to become due and however created) now or hereafter owed by the Company or any Subsidiary to the Fleet Group, to any affiliate of the Fleet Group, to any other Person or Persons for whom the Fleet Group or any of its affiliates now or hereafter acts as agent, to any of their respective successors or assigns, or to any additional or replacement lender in connection with any refinancing, whether borrowed pursuant to the Credit Agreement (including any increase in the principal amount thereof) or borrowed pursuant to any other agreement (collectively, the “Fleet Senior Creditors,” and together with the Prudential Senior Creditors, the “Senior Creditors”); and

(viii) any interest on any of the foregoing accruing at the legal rate after the commencement of any proceedings described in clause (d) below and any additional interest that would have accrued thereon but for the commencement of such proceedings. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of these subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

(c) No Payment After Default. Upon the happening of any default or event of default with respect to any Senior Indebtedness which automatically accelerates or permits a Senior Creditor to accelerate the maturity thereof, then, unless and until such default or event of default shall have been remedied in a manner reasonably satisfactory to such Senior Creditor in its sole discretion or waived in writing or shall have ceased to exist, no direct or indirect payment (in cash, property or securities or by setoff or otherwise) or distribution shall be made on account of the principal of or premium, if any, or interest on any Subordinated Debt, or as a sinking fund for any Subordinated Debt, or in respect of any redemption, retirement, purchase or other acquisition of any Subordinated Debt. Any default or event of default with respect to Senior Indebtedness shall not constitute or be deemed in and of itself to be a default under any instrument evidencing or executed in connection within the Subordinated Debt.

(d) Priority of Senior Debt. In the event of:

(i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company or any Subsidiary, its respective creditors as such or its respective property,

(ii) any proceeding for the liquidation, dissolution or other winding-up of the Company or any Subsidiary, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

(iii) any assignment by the Company or any Subsidiary for the benefit of creditors,

(iv) any other marshalling of the assets of the Company or any Subsidiary (clause (i) through (iv), collectively, “Bankruptcy Proceedings”), or

(v) any acceleration of any Senior Indebtedness,

all Senior Indebtedness shall first be paid in full before any further payment or distribution, whether in cash, securities or other property, shall be made to any holder of any Subordinated Debt on account of any Subordinated Debt. Any direct or indirect payment or distribution, whether in cash, securities or other property, which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Subordinated Debt and any pledge of any property or assets or other grant of collateral by the Company or any Subsidiary shall be paid, delivered or pledged directly to the Senior Creditors in accordance with the priorities then existing among the Senior Creditors until all Senior Indebtedness (including any interest thereon accruing at the legal rate after the commencement of any such proceedings and any additional interest that would have accrued thereon but for the commencement of such proceedings) shall have been paid in full.

(e) No Action. So long as any Senior Indebtedness remains outstanding, whether or not a default or an event of default shall have occurred, the holder of Subordinated Debt (the “Junior Creditor”) shall not commence any action or proceeding (including without limitation any Bankruptcy Proceeding) against the Company or with respect to the Subordinated Debt or declare the Subordinated Debt due and payable, or enforce obligations in respect of such Subordinated Debt, including, without limitation, a demand for payment or the exercise of any other remedy in respect of any Subordinated Debt or otherwise recover all or any part of the Subordinated Debt, until the acceleration of all or a portion of the Senior Indebtedness.

(f) Payments In Trust. If any payment or distribution, whether direct or indirect, of any character or any collateral, whether in cash, securities or other property, shall be received by any Junior Creditor in contravention of any of the terms hereof, such payment or distribution or collateral shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the Company.

(g) No Impairment of Rights. Nothing contained herein shall impair, as between the Company and the Junior Creditor, the obligation of the Company to pay to the Junior Creditor the principal hereof and interest hereon as and when the same shall become due and payable in accordance with the terms hereof, or, except as provided herein, prevent the Junior Creditor from exercising all rights, powers and remedies otherwise permitted by applicable law or hereunder upon a default or Event of Default hereunder, all subject to the rights of the Senior Creditor to receive cash, securities or other property otherwise payable or deliverable to the Junior Creditor until all Senior Indebtedness shall have been paid in full.

(h) Subrogation. Upon the payment in full of all Senior Indebtedness, the Junior Creditor shall be subrogated to all rights of the Senior Creditors to receive any further payments or distributions applicable to the Senior Indebtedness until the Subordinated Debt shall have been paid in full, and, for the purposes of such subrogation, no payment or distribution received by the holders of Senior Indebtedness of cash, securities or other property to which the Junior Creditor would have been entitled except for these subordination provisions shall, as between the Company and its creditors other than the Senior Creditors, on the one hand, and the holders of Subordinated Debt, on the other, be deemed to be a payment or distribution by the Company to or on account of Senior Indebtedness.

(i) No Prejudice. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the Subordinated Debt by any act or failure to act on the part of the Company or any Junior Creditor.

(j) Power of Attorney. The Junior Creditor hereby (i) undertakes and agrees to execute, verify, and deliver and file proofs of claim, consents, assignments or other instruments which any Senior Creditor may at any time reasonably request in order to provide and realize upon any rights or claims pertaining to the Subordinated Debt held by the Junior Creditor and to effectuate the full benefit of the subordination contained herein and (ii) authorizes each Senior Creditor to take any action as may be reasonably necessary or appropriate to effect the subordination provided for herein and appoints each Senior Creditor the Junior Creditor’s attorney-in-fact for such purposes.

(k) Actions Regarding Senior Debt. Any Senior Creditor may extend, renew, modify or amend the terms of Senior Indebtedness or any collateral therefor and release, sell or exchange such collateral and otherwise deal freely with the Company or any Subsidiary or affiliate to the same extent as could any person, all without notice to or consent of the Junior Creditor and without affecting the liabilities and obligations of the Junior Creditor pursuant to the provisions hereof.

(l) Consent to Senior Indebtedness. The Junior Creditor hereby consents to the purchase of the Prudential Notes and the Fleet Debentures and the making of any other financial accommodations by a Senior Creditor to the Company or any Subsidiary and hereby acknowledges that each Senior Creditor, in entering into the Note Agreements, the Credit Agreement or any financial accommodation, has relied upon the terms of subordination set forth herein. No Senior Creditor shall have any liability to the Junior Creditor and the Junior Creditor hereby waives any claim which it may have now or hereafter against any Senior Creditor arising from any and all actions which any Senior Creditor may take or omit to take with regard to the Senior Indebtedness.

(m) Further Assurances. The Junior Creditor agrees to execute any further documents or amendments and take such other actions as may be reasonably necessary to affect the purposes of the subordination provisions set forth herein, including the filing of any financing statements or other instruments in any applicable public records, all as directed by any Senior Creditor. The Junior Creditor agrees that it shall cause to be added to each document evidencing the Subordinated Debt the following legend:

The rights and remedies of                      hereunder are subject to the terms and conditions of that certain Subordinated Note dated                     ,     .

(n) Term of Subordination. The terms and conditions hereof shall remain in full force and effect unless and until the Debenture Agreements and the Credit Agreement have been terminated and all Senior Indebtedness has been paid in full. The terms and provisions hereof shall be binding upon the holders, successors and permitted assigns of the Junior Creditor and shall inure to the benefit of the successors and assigns of each Senior Creditor.

(o) No Amendment or Waiver. The provisions in clauses (a) through (o) above shall not be amended or modified and no term or provision hereof shall be waived without the express prior written consent of all of the Senior Creditors.

6. Waivers. No failure or delay by Payee in exercising any right, power or remedy hereunder will operate as a waiver thereof or of any other right, power or remedy, nor will any single or partial exercise thereof of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver by Payee of any Event of Default will be deemed to be a waiver of any other then existing or subsequent Event of Default.

7. Series Certificates. Within ten (10) days of the Company’s receipt of a written request from Payee or any other registered holder of this Debenture to reissue this Debenture in two or more certificates in minimum principal amounts of at least $1,000,000 each, together with the original certificate for the Debenture and a fully-executed Assignment and Transfer form, the Company will issue appropriate new certificates for this Debenture and deliver them pursuant to the written instruction of the holder of this Debenture. The original Debenture will be cancelled upon issuance of the new certificates.

8. Governing Law. This Debenture will be governed by and construed in accordance with the laws of the State of Tennessee and is a security governed by Chapter 8 of Title 47 of the Tennessee Code Unannotated.

9. Attorneys’ Fees. If the indebtedness represented by this Debenture or any part hereof is collected in bankruptcy, receivership or other judicial proceedings or if this Debenture is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees based upon customary hourly rates and not as a percentage of the outstanding indebtedness, and reasonable costs incurred by Payee.

10. Waiver of Notice, etc. All parties to this Debenture, including the maker and any sureties, endorsers or guarantors, hereby waive protest, presentment and notice of dishonor and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Debenture notwithstanding any change or changes by way of any extension or extensions of time for the payment of amounts due hereunder; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be made without notice or consent of any of them.

11. Assignment. This Debenture may be negotiated or transferred by Payee to any person. This Debenture is binding upon, and will inure to the benefit of, each holder, the maker, any sureties, endorsers or guarantors, and their successors and assigns.

12. Notice. Any notice or other communication to the Company required or permitted hereunder will be in writing and will be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice to the Company will be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, three (3) days after the date of deposit in the United States mail, to:

[address]

IN WITNESS WHEREOF, the undersigned has executed this Debenture as of the date first above written.

By:
Name:
Title:

The undersigned Junior Creditor hereby acknowledges and agrees to be bound by the Subordination Provisions set forth in Section 5 hereof.

By:
Name:

Schedule 1

Banks and Commitments

Bank	Allocation	Commitment Percentage
Bank of America, N.A.	$55,000,000	27.50%
Wachovia Bank, N.A.	$40,000,000	20.00%
Branch Banking and Trust Company	$40,000,000	20.00%
Comerica Bank	$25,000,000	12.50%
LaSalle Bank National Association	$20,000,000	10.00%
RBC Centura Bank	$20,000,000	10.00%

Total	$200,000,000	100.00%

Schedule 5.7

Litigation

In the normal course of our business and as a result of the extensive governmental regulation of the waste industry, the Borrowers may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on a Borrower or to revoke, or to deny renewal of, an operating permit held by a Borrower. In addition, the Borrowers may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of a waste management business. However, except as set forth in the attachment hereto, which is an excerpt directly from Borrower’s public filings with the Securities and Exchange Commission, there is no current action, suit, proceeding or investigation pending or, to our knowledge, threatened against any of the Borrowers that we believe, if adversely determined, might in any case or in the aggregate, materially adversely affect our business, financial condition or results of operations.

Attachment to Schedule 5.7

ITEM 3. LEGAL PROCEEDINGS

Except as disclosed below, we are not a party to any material pending legal proceedings. In the normal course of our business and as a result of the extensive governmental regulation of the waste industry, we might periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency might seek to impose fines on us or to revoke, or to deny renewal of, an operating permit held by us. In addition, we might become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of the waste management business.

The City of Chesapeake, et al v. Camden County, et al, Superior Court of Camden County, Docket No. 05 CVS 95

Black Bear Disposal, LLC (“Black Bear”), one of our wholly-owned subsidiaries, entered into a Franchise Agreement with Camden County, North Carolina, effective November 4, 2002. The Franchise Agreement gives Black Bear the exclusive right to build and operate a municipal solid waste landfill in the County, on a tract of approximately 1,000 acres. On November 3, 2005, the City of Chesapeake, Virginia, 13 individuals and a limited partnership alleging to own property in the vicinity of the proposed landfill, and the Camden Citizens Action League, Inc. filed suit in Camden County Superior Court against Camden County, the Board of Commissioners of Camden County, the five Camden County Commissioners and the County Manager in both their official and individual capacities, and Black Bear. In their complaint, the plaintiffs seek a number of judicial determinations, including a declaration that the Franchise Agreement and underlying Franchise Ordinance are void, that certain prerequisites to the approval of the Franchise Ordinance and execution of the Franchise Agreement were not met, and that certain prerequisites to Black Bear’s permit application to the North Carolina Department of Environment and Natural Resources (“DENR”) were not met. The defendants, including Black Bear, filed a Motion to Dismiss, Answer, Affirmative Defenses and Counterclaims on January 19, 2006, moving to dismiss the plaintiffs’ complaint on the basis of the applicable statutes of limitation, the failure to join a necessary party, lack of subject matter and personal jurisdiction, sovereign and governmental immunity, lack of standing, and the failure to exhaust administrative remedies, denying many of the factual allegations of the plaintiffs’ complaint, and raising as affirmative defenses the applicable statutes of limitation, the terms of a November 22, 2004 Nondisclosure Agreement between us and the Southeastern Public Service Authority of Virginia (“SPSA”), in which SPSA, for itself and its members (Chesapeake is a member of SPSA), had agreed not to interfere with or oppose our plans for a landfill in Camden County, and the doctrines of estoppel, waiver, release, sovereign, governmental and legislative immunities, laches, and the failure to exhaust administrative remedies. The defendants’ counterclaims include claims that the plaintiffs have tortiously interfered with Black Bear’s Franchise Agreement, that Chesapeake has breached the Nondisclosure Agreement, and that Chesapeake has misused Black Bear’s confidential information in violation of the Nondisclosure Agreement and the North Carolina Trade Secrets Protection Act. In the counterclaims, the defendants, including Black Bear, seek the damages suffered as a result of plaintiffs’ tortious interference, and Chesapeake’s breach of the Nondisclosure Agreement and misuse of confidential information, including damages in excess of $3,000,000 per year for any delay in the opening of the proposed landfill. Defendants Black Bear and the County are currently responding to written discovery from Chesapeake. The defendants have asked that their Motion to Dismiss be heard by the Court during the week of April 24, 2006.

We intend to vigorously defend this matter and pursue these and any other potential counterclaims against the plaintiffs. If the plaintiffs succeed in this matter, Black Bear could be required to re-negotiate the Franchise Agreement or re-apply for a franchise with the County and/or re-submit and/or amend its request for a site suitability determination to DENR. If the landfill is not developed, we may not recover our $9.9 million of capitalized costs. We are continuing to develop this landfill.

Pursuant to the Franchise Agreement, Black Bear has agreed to indemnify the County, its officers, employees and agents, which would include the County Commissioners, against all claims arising out of the Franchise Agreement. As a result, Black Bear is liable for the expenses of, and any damages or other awards ultimately determined against, those defendants.

Schedule 5.16

Environmental Matters

In the normal course of our business and as a result of the extensive governmental regulation of the waste industry, the Borrowers may periodically become subject to various judicial and administrative proceedings involving federal, state or local agencies. In these proceedings, an agency may seek to impose fines on a Borrower or to revoke, or to deny renewal of, an operating permit held by a Borrower. In addition, the Borrowers may become party to various claims and suits pending for alleged damages to persons and property, alleged violation of certain laws and for alleged liabilities arising out of matters occurring during the normal operation of a waste management business. However, there is no current action, suit, proceeding or investigation pending or, to our knowledge, threatened against any of the Borrowers that we believe, if adversely determined, might in any case or in the aggregate, materially adversely affect our business, financial condition or results of operations.

Schedule 5.17

Subsidiaries

	Name	Federal Tax ID Number	Jurisdiction of Organization	Location of Chief Executive Office	Equity Interests
1.	Black Bear Disposal, LLC	56-0954929	North Carolina	*	**
2.	Douglasville Transfer, LLC	20-1828236	Delaware	*	**
3.	Duplin County Disposal, LLC	36-4391829	North Carolina	*	**
4.	ECO Services, LLC	94-3382754	Delaware	*	**
5.	ETC of Georgia, LLC	20-1948872	Georgia	*	***
6.	Laurens County Landfill, LLC	56-2181741	North Carolina	*	**
7.	Old Kings Road Solid Waste, LLC	94-3382743	Delaware	*	***

8.	Red Rock Disposal, LLC	56-2079515	North Carolina	*	**
9.	Reliable Trash Service, LLC	94-3382744	Delaware	*	**
10.	S & S Enterprises of Mississippi, LLC	94-3382748	Delaware	*	**
11.	Safeguard Landfill Management, LLC	58-1927530	Georgia	*	**
12.	Sampson County Disposal, LLC	94-3382762	North Carolina	*	**
13.	Shamrock Environmental Services, LLC	58-2093365	Georgia	*	**
14.	TransWaste Services, LLC	58-2429808	Georgia	*	**
15.	Waste Industries of Atlanta, LLC	20-1828202	Delaware	*	**
16.	Waste Industries of Mississippi, LLC	94-3380326	Delaware	*	**
17.	Waste Industries of Tennessee, LLC	94-3382766	Delaware	*	****
18.	Waste Industries Property Co., LLC	94-3380340	Delaware	*	***
19.	Waste Services of Decatur, LLC	56-2132444	North Carolina	*	*****
20.	Waste Services of Memphis, LLC	94-3380327	Delaware	3010 Hwy 378 Conway, SC	**

21.	Waste Services of Tennessee, LLC	94-3382764	Delaware	*	******
22.	WasteCo, LLC	94-3387888	Delaware	*	**
23.	Van Buren County Landfill, LLC	94-3387887	North Carolina	*	**
24.	Waste Industries LandCo, LLC	94-3380338	North Carolina	*	**
25.	Waste Industries, LLC	56-0954929	North Carolina	*	**

*	Unless otherwise indicated the location of the chief executive office for each Subsidiary is 3301 Benson Drive, Suite 601, Raleigh, North Carolina
**	100% of the Membership Interests are owned by Waste Industries USA, Inc.
***	100% of the Membership Interests are owned by Waste Industries of Mississippi, LLC
****	100% of the Membership Interests are owned by Waste Services of Tennessee, LLC
*****	100% of the Membership Interests are owned by Waste Industries of Tennessee, LLC
******	99% of Membership Interests are owned by Waste Industries of Mississippi, LLC and 1% are owned by WasteCo, LLC

Schedule 7.1

Existing Indebtedness

1. Amounts payable by Borrowers under various noncompetition agreements in connection with acquisitions of assets in the aggregate amount of $18,300.

2. Amounts payable by Borrowers pursuant to holdback provisions under various asset acquisition agreements in the aggregate amount of $1,916,957.

3. Customer Deposits in the aggregate amount of $59,638.

Schedule 7.2

Existing Liens

Waste Industries USA, Inc.

	UCC Financing Statement	Jurisdiction	Secured Party	Date Filed	Description of Collateral
1.	2002 0073850A	NC SOS	US Bancorp Equipment Finance Inc.	7/2/02	- One New Terex TA 30, 30-ton Articulated Dump Truck s/n A7991298 - One Used CAT 320B LC Hydraulic Excavator, s/n 6CR02448

2.	20020102400B	NC SOS	FleetPride, Inc.	9/23/02	- all inventory, equipment, goods and other assets pursuant to the consignment agreement

Waste Industries, LLC

	UCC Financing Statement	Jurisdiction	Secured Party	Date Filed	Description of Collateral
1.	2001 0058052	NC SOS	Pugh Oil Co, Inc.	6/19/01

- 6 BV-1-2 Ball Valve

- 1 TPL-120 Bracket

- 1 Alemite 9951 Chassis Pump

- 2 PLT-500 Cube Tank

- 4 Alemite 338860 Fil/Reg

- 3 Alemite 339276 Install Kit

- 3 Alemite 3683-D1 Metered Handle

- 3 Alemite 9968 Oil Pump

- 3 Alemite 317856-30 Press Hose

- 3 Alemite 8080-A Reel & Hose

- 3 Alemite 339277-1 Relief Valve

- 3 Alemite 338543 Sculley Gauge

- 3 vent caps

- 1 LV-330 Vert. Tank

2.	2002 0073850A	NC SOS	US Bancorp Equipment Finance, Inc	7/2/02	- One New Terex TA 30, 30-ton Articulated Dump Truck s/n A7991298 - One Used CAT 320B LC Hydraulic Excavator, s/n 6CR02448

	UCC Financing Statement	Jurisdiction	Secured Party	Date Filed	Description of Collateral
3.	2002 0076390A	NC SOS	US Bancorp Equipment Finance, Inc.	7/11/02	- One Custom Rebuilt “O” Hour Caterpiller 826C Trash Compactor, s/n 87X762

4.	2002 0095312C	NC SOS	US Bancorp Equipment Finance, Inc.	8/30/02	- One 1990 Hoss Custom Rebuild Zero Hour Caterpillar 826C Trash Compactor, s/n 87X1133

5.	2002 0119849H	NC SOS	IOS Capital, LLC	11/14/02	- All equipment leased in an equipment leasing transaction in connection w/Agreement No. 459052-1257867C including equipment: CA CLC1180 C02001236

6.	2002 0128134E	NC SOS	De Lage Landen Financial Services	12/9/02	Equipment Lease – Computer equipment

7.	2003 0096234M	NC SOS	Caterpillar Financial Services	9/24/03	- One Caterpillar 242 Skid Steer Loader s/n CMB01152

8.	2003 0096252M	NC SOS	Caterpillar Financial Services	9/24/03	- One Caterpillar 242 Skid Steer Loader, s/n CMB00499

9.	2003 0096257F	NC SOS	Caterpillar Financial Services	9/24/03	- One Caterpillar 242 Skid Steer Loader, s/n CMB01153

10.	2003 0122877C	NC SOS	De Lage Landen Financial Services, Inc.	12/04/03	Equipment Lease – computer equipment

11.	2004 003998G	NC SOS	Caterpillar Financial Services	1/13/04	- One Caterpillar 242 Skid Steer Loader, s/n CMB01468

12.	2004 0027045F	NC SOS	Gregory Poole Equipment Company	3/29/04	- Caterpillar D8R/WH Track-Type Tractor, s/n 6YZ01688

13.	2004 0061405C	NC SOS	Caterpillar Financial Services	6/18/04	- One Caterpillar 242 Skid Steer Loader, s/n CMB01471

14.	2004 0067613M	NC SOS	De Lage Landen Financial Services	7/6/04	Equipment Lease - Computer equipment

15.	2004 0086402H	NC SOS	Caterpillar Financial Services	8/31/04	- One Caterpillar 242B Skid Steer, s/n BXM00606

16.	2004 0107038G	NC SOS	Citcorp Leasing, Inc.	11/2/04	- One New Caterpillar Model #DP40KD Serial # AT19C01180 – 186” Mast, 72” Forks & Sideshifter

	UCC Financing Statement	Jurisdiction	Secured Party	Date Filed	Description of Collateral
17.	2005 0023792A	NC SOS	IOS Capital	3/10/05	-All equipment now and hereafter leased in an equipment leasing transaction in connection with that certain Master Agreement No. 4666438A Master Lease Agreement/Lease No: CUSTOMER 459052 CAMULTIPDL E1 C03010539A

18.	2005 0059757A	NC SOS	Wells Fargo Equipment Finance	6/22/05	-Computer/phone equipment and software

19.	2005 0103783M	NC SOS	Wells Fargo Equipment Finance	10/28/05	-Computer/phone equipment and software

20.	2005 0106587F	NC SOS	Wells Fargo Equipment Finance	11/4/05	-Telephone System (See UCC attachment)

Waste Services of Tennessee, LLC

	UCC Financing Statement	Jurisdiction	Secured Party	Date Filed	Description of Collateral
1.	31571218	DE SOS	The CIT Group/Equipment Financing, Inc.	5/20/03	-One 2003 Mack Model MR688S Truck, VIN 1M2K195CX3MM023307 -One McClain E-Z Pack 40 Yard Front Loader, S/N 213380

Schedule 7.3

Existing Investments

1.	An aggregate of $209,194 in promissory notes due to Borrowers from purchasers in connection with various sales of assets.

2.	Various purchasers of assets from Borrowers are holding an aggregate of $1,300,000 due to Borrowers pursuant to holdback provisions under asset acquisition agreements.

3.	Borrowers have agreed to provide or to pay for the costs of litigation incurred by Camden County, North Carolina arising out of the construction and development of the proposed landfill of Black Bear Disposal, LLC.

Schedule 20

Administrative Agent’s Office; Certain Addresses for Notices

BORROWERS:

c/o Waste Industries USA, Inc.

3301 Benson Drive

Suite 601

Raleigh, NC 27609

Attention:	D. Stephen Grissom
Telephone:	919-877-7503

Telecopier: 919-325-3013

Electronic Mail: sgrissom@waste-ind.com

Website	Address: www.waste-ind.com
U.S.	Taxpayer Identification Number: 56-0954929

With a copy to:

Wyrick Robbins Yates & Ponton LLP

4101 Lake Boone Trail, Suite 300

Raleigh, NC 27607

Attn: Carolyn W. Minshall

Fax: (919) 781-4865

Phone: (919) 781-4000

ADMINISTRATIVE	AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001Attention: Jean H. Hood

Telephone: 704-388-9114

Telecopier: 704-719-8162

Electronic Mail: jean.hood@bankofamerica.com

Account No.: 136-621-225-0600

Ref: Waste Industries, Inc.

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

100 Federal Street

Mail Code: MA05-100-11-02

Boston, MA 02115

Attention: Carol Alm

Telephone: 617-434-8748

Telecopier: 617-790-1353

Electronic Mail: _carol.g.alm@bankofamerica.com

(L/C) ISSUING BANK:

Bank of America, N.A.

Trade Operations

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention:	Mike Evans
Telephone:	570-330-4244
Telecopier:	570-330-4350
Electronic	Mail: Michael.e.evans@bankofamerica.com

SWING	LINE LENDER:

Branch Banking and Trust Company

434 Fayetteville Street Mall, 4th Floor

Mail Code: 172-01-04-00

Raleigh, NC 27601

Attention:	Leslie Hobbs
Telephone:	919-716-9134
Telecopier:	919-716-9330
Electronic	Mail: lhobbs@bbt.com
Account	No.: 4300081857
Ref:	Waste Industries LLC
ABA#	053101121